Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

by and among:

ONCOGENEX PHARMACEUTICALS, INC.,

a Delaware corporation;

ASH ACQUISITION SUB, INC.,

a Delaware corporation;

ASH ACQUISITION SUB 2, INC.,

a Delaware corporation; and

ACHIEVE LIFE SCIENCE, INC.

a Delaware corporation

Dated as of January 5, 2017

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Schedules:

Schedule 5.14	Officers and Directors of Arrow
Schedule 7.5	Persons Executing Company Stockholder Support Agreements
Schedule 8.3	Persons Executing Arrow Stockholder Support Agreements
Schedule 8.6	Arrow Releases
Schedule A	List of Retained Employees and Consultants
Schedule B	Wind-Down Plan

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Company Stockholder Support Agreement
Exhibit C	Form of Arrow Stockholder Support Agreement
Exhibit D	Form of Company Stockholder Written Consent
Exhibit E	Form of Lock-up Agreement
Exhibit F	Form of CVR Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 5, 2017, by and among ONCOGENEX PHARMACEUTICALS, INC., a Delaware corporation (“Arrow”), ASH ACQUISITION SUB, INC., a Delaware corporation (“Merger Sub 1”), ASH ACQUISITION SUB 2, INC., a Delaware corporation (“Merger Sub 2”; together with Merger Sub 1, “Merger Subs”), and ACHIEVE LIFE SCIENCE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    The respective Board of Directors of Arrow, Merger Sub 1, Merger Sub 2 and the Company have each determined that it is advisable and in the best interests of their respective corporations and their respective stockholders for Arrow to acquire the Company pursuant to a plan and series of integrated transactions whereby (i) Merger Sub 1 shall merge with and into the Company (the “First Merger”) with the Company continuing as the surviving corporation in the First Merger as a direct wholly owned subsidiary of Arrow (the “Initial Surviving Corporation”) and (ii) promptly after the First Merger, the Initial Surviving Corporation shall merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”) with Merger Sub 2 continuing as the surviving entity in the Second Merger as a direct wholly owned subsidiary of Arrow (the “Surviving Corporation”), upon the terms and subject to the conditions set forth herein.

B.    For U.S. federal income tax purposes, the Parties intend that the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code, (ii) the First Merger and the Second Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, (iii) the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i)–(iii), the “Intended Tax Treatment”) and (iv) this Agreement be a “plan of reorganization” within the meaning of Section 368 of the Code and within the meaning of Treasury Regulation 1.368-2(g).

C.    The Arrow Board (i) has determined that the Mergers and the issuance of shares of Arrow Common Stock in connection with the Mergers is fair to, advisable and in the best interests of Arrow and its stockholders, (ii) has approved this Agreement, the issuance of shares of Arrow Common Stock to the stockholders of the Company in connection with the Mergers, and the other Contemplated Transactions and (iii) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Arrow vote to approve this Agreement and the issuance of Arrow Common Stock in the Mergers pursuant to the terms of this Agreement and thereby approve the Contemplated Transactions.

D.    The Merger Sub 1 Board (i) has determined that the First Merger is fair to, advisable, and in the best interests of Merger Sub 1 and its sole stockholder, (ii) has approved this Agreement, the First Merger, and the other Contemplated Transactions and has declared this Agreement advisable and (iii) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub 1 vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.    The Merger Sub 2 Board (i) has determined that the Second Merger is fair to, advisable, and in the best interests of Merger Sub 2 and its sole stockholder, (ii) has approved this Agreement, the Second Merger, and the other Contemplated Transactions and has declared this Agreement advisable and (iii) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub 2 vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.    The Company Board (i) has determined that the Mergers are fair to, advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Mergers and the other Contemplated Transactions and has declared this Agreement advisable and (iii) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

G.    It is expected that the issuance of shares of Arrow Common Stock to the stockholders of the Company pursuant to the Mergers will result in a change of control of Arrow.

H.    In order to induce Arrow to enter into this Agreement and cause the Mergers to be consummated, each share of Arrow Common Stock outstanding immediately prior to the First Merger Effective Time (as defined below) shall receive, prior to the Closing, one contractual contingent value right per share of Arrow Common Stock (each, a “CVR”) representing the right to receive contingent payments, if any, upon the achievement of certain milestones at the times and subject to the terms and conditions of the CVR agreement in substantially the form attached hereto as Exhibit F (the “CVR Agreement”).

I.    In order to induce Arrow to enter into this Agreement and to cause the Mergers to be consummated, the officers and directors of the Company and certain stockholders listed on Schedule 7.5 hereto are executing support agreements in favor of Arrow concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit B (the “Company Stockholder Support Agreements”).

J.    In order to induce the Company to enter into this Agreement and to cause the Mergers to be consummated, the officers, directors and certain stockholders of Arrow listed on Schedule 8.3 hereto are executing support agreements in favor of the Company concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit C (the “Arrow Stockholder Support Agreements”).

K.    In order to induce the Company to enter into this Agreement and to cause the Mergers to be consummated, the persons listed on Schedules 7.5 and 8.3 hereto are executing a copy of a Lock-up Agreement, substantially in the form attached hereto as Exhibit E (the “Lock-up Agreement”), concurrently with the execution and delivery of this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTIONS

1.1    The First Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Merger Effective Time and as part of an integrated transaction and plan of merger with the Second Merger, the First Merger shall be consummated, whereby Merger Sub 1 shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub 1 shall cease, and the Company shall continue its corporate existence as the Initial Surviving Corporation and shall continue to be governed by the laws of the State of Delaware pending consummation of the Second Merger.

1.2    The Second Merger. Promptly following the First Merger Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Second Merger Effective Time (as defined below), the Second Merger shall be consummated, whereby the Initial Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate corporate existence of the Initial Surviving Corporation shall cease, and Merger Sub 2 shall continue its corporate existence as the surviving corporation in the Second Merger. There shall be no condition to the completion of the Second Merger other than the completion of the First Merger.

1.3    Effects of the Mergers.

(a)    At the First Merger Effective Time, the First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the First Merger Effective Time, the Company shall possess all properties, rights, privileges, powers and franchises of Merger Sub 1 and the Company, and all of the Liabilities of the Company and Merger Sub 1 shall become the Liabilities of the Company as the Initial Surviving Corporation.

(b)    At the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Second Merger Effective Time, Merger Sub 2 shall possess all properties, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub 2, and all of the Liabilities of the Initial Surviving Corporation and Merger Sub 2 shall become the Liabilities of Merger Sub 2 as the Surviving Corporation.

1.4    Closing; First Effective Time; Second Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Fenwick & West LLP, 1191 2nd Avenue, 10th Floor, Seattle, Washington, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Arrow and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms of this Agreement, the Parties shall cause (i) the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware at the Closing in accordance with the relevant provisions of the DGCL (the time specified in the First Certificate of Merger being the “First Merger Effective Time”) and (ii) the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time specified in the Second Certificate of Merger being the “Second Merger Effective Time”). The Second Merger Effective Time will occur promptly following the First Merger Effective Time.

1.5    Certificate of Incorporation and Bylaws of the Initial Surviving Corporation. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Merger Sub 1 or the Company, the certificate of incorporation of the Initial Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the First Merger Effective Time, subject to Section 5.8 and to such other changes as are mutually agreeable to Arrow and the Company, except the references to Merger Sub 1’s name shall be replaced by references to “Achieve Life Science, Inc.,” until thereafter amended in accordance with the DGCL and such certificate of incorporation. As of the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Merger Sub 1 or the Company, the bylaws of the Initial Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub 1, as in effect immediately prior to the First Merger Effective Time, subject to Section 5.8 and to such other changes as are mutually agreeable to Arrow and the Company, except the references to Merger Sub 1’s name shall be replaced by references to “Achieve Life Science, Inc.,” until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Initial Surviving Corporation and such bylaws.

1.6    Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Initial Surviving Corporation or Merger Sub 2, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Second Merger Effective Time, subject to Section 5.8 and to such other changes as are mutually agreeable to Arrow and the Company, except the references to Merger Sub 2’s name shall be replaced by references to “Achieve Life Science, Inc.,” until thereafter amended in accordance with the DGCL and such certificate of incorporation. As of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Initial Surviving Corporation or Merger Sub 2, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub 2, as in effect immediately prior to the Second Merger Effective Time, subject to Section 5.8 and to such other changes as are mutually agreeable to Arrow and the Company, except the references to Merger Sub 2’s name shall be replaced by references to “Achieve Life Science, Inc.,” until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.7    Certificate of Incorporation and Bylaws of Arrow. At the Second Merger Effective Time, the certificate of incorporation of Arrow shall be the certificate of incorporation of Arrow immediately prior to the Second Merger Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Second Merger Effective Time, Arrow shall file an amendment to its certificate of incorporation to change the name of Arrow to “Achieve Life Sciences, Inc.” and to make such other changes as are mutually agreeable to Arrow and the Company. At the Second Merger Effective Time, the bylaws of Arrow shall be the bylaws of Arrow as in effect immediately prior to the Second Merger Effective Time.

1.8    Directors and Officers.

(a)    From and after the First Merger Effective Time, the officers of the Company at the First Merger Effective Time shall be the officers of the Initial Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with the DGCL or their earlier death, incapacitation, retirement, resignation or removal. From and after the First Merger Effective Time, the directors of the Company at the First Merger Effective Time shall be the directors of the Initial Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with the DGCL or their earlier death, incapacitation, retirement, resignation or removal.

(b)    From and after the Second Merger Effective Time, the officers of the Initial Surviving Corporation at the Second Merger Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with DGCL or their earlier death, incapacitation, retirement, resignation or removal. From and after the Second Merger Effective Time, the directors of the Initial Surviving Corporation at the Second Merger Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with the DGCL or their earlier death, incapacitation, retirement, resignation or removal.

(c)    From and after the First Merger Effective Time, the officers of Arrow at the First Merger Effective Time shall be as set forth in Section 5.14, until their respective successors are duly elected or appointed and qualified in accordance with DGCL or their earlier death, incapacitation, retirement, resignation or removal. From and after the First Merger Effective Time, the directors of Arrow at the First Merger Effective Time shall be the Selected Directors, until their respective successors are duly elected or appointed and qualified in accordance with the DGCL or their earlier death, incapacitation, retirement, resignation or removal.

(d)    From and after the First Merger Effective Time, the officers of OTI (as defined below) at the First Merger Effective Time shall be as determined by the Selected Directors until their respective successors are duly elected or appointed and qualified in accordance with DGCL or their earlier death, incapacitation, retirement, resignation or removal. From and after the First Merger Effective Time, the directors of OTI at the First Merger Effective Time shall be as determined by the Selected Directors until their respective successors are duly elected or appointed and qualified in accordance with the DGCL or their earlier death, incapacitation, retirement, resignation or removal.

1.9    Effect of the First Merger on the Capital Stock of the Company.

(a)    At the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Arrow, Merger Sub 1, the Company or any stockholder of the Company or of Merger Sub 1:

(i)    any shares of Company Capital Stock held as treasury stock or held or owned by the Company or any Subsidiary of the Company immediately prior to the First Merger Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 1.9(c), each share of Company Capital Stock outstanding immediately prior to the First Merger Effective Time (excluding shares to be canceled pursuant to Section 1.9(a)(i)) shall be converted solely into the right to receive a number of shares of Arrow Common Stock equal to the Exchange Ratio.

(b)    If any shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Arrow Common Stock issued in exchange for such shares of Company Common Stock will, to the same extent, be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Arrow Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the First Merger Effective Time, Arrow is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)    No fractional shares of Arrow Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Arrow Common Stock (after aggregating all fractional shares of Arrow Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.12 and accompanying documents as required therein, be paid in cash the dollar amount (rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the Arrow Closing Price.

(d)    At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, each share of Common Stock, $0.01 par value per share, of Merger Sub 1 (“Merger Sub 1 Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Initial Surviving Corporation. Each stock certificate of Merger Sub 1 evidencing ownership of any Merger Sub 1 Common Stock shall, as of the First Merger Effective Time, evidence ownership of such share of common stock of the Initial Surviving Corporation.

(e)    If, between the date of this Agreement and the Closing, the issued or outstanding shares of Company Capital Stock or Arrow Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio, to the extent necessary, shall be equitably adjusted to reflect such change to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Arrow to take any action with respect to Company Capital Stock or Arrow Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f)    Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable number of shares of Arrow Common Stock pursuant to Section 1.9(a)(ii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to and subject to the requirements of the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the First Merger Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the First Merger Effective Time into the right to receive the applicable number of shares of Arrow Common Stock pursuant to Section 1.9(a)(ii) in respect of such shares as if such shares never had been Dissenting Shares. The Company shall provide to Arrow prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company. Arrow shall have the right to participate, at its own expense and not subject to reimbursement by the Company, in all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Arrow (which consent shall not be unreasonably withheld, delayed or conditioned), or as otherwise required under the DGCL voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The issuance of shares of Arrow Common Stock pursuant to Section 1.9(a)(ii) (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.9(f) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any holder of Company Capital Stock.

1.10    Effect of the Second Merger on the Capital Stock of the Initial Surviving Corporation. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Initial Surviving Corporation or Merger Sub 2, (a) each share of common stock, par value $0.01 per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding as common stock, par value $0.01 per share, of the Surviving Corporation and (b) each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation shall be canceled and shall not be converted into shares of common stock, par value $0.01 per share, of the Surviving Corporation. Immediately after the completion of the Second Merger, Arrow shall own all of the issued and outstanding common stock, par value $0.01 per share, of the Surviving Corporation.

1.11    Closing of the Company’s Transfer Books. At the First Merger Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the First Merger Effective Time shall be treated in accordance with Section 1.9(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the First Merger Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the

First Merger Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Merger Effective Time. If, after the First Merger Effective Time, a valid certificate previously representing any shares of Company Capital Stock, outstanding immediately prior to the First Merger Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.9 and 1.12.

1.12    Surrender of Certificates.

(a)    On or within five (5) Business Days of the Closing Date, Arrow and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the First Merger (the “Exchange Agent”). At the First Merger Effective Time, Arrow shall deposit with the Exchange Agent: (i) certificates representing the shares of Arrow Common Stock issuable pursuant to Section 1.9(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.9(c). The shares of Arrow Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    At or before the First Merger Effective Time, the Company will deliver to Arrow a true, complete and accurate listing of all record holders of Company Capital Stock at the First Merger Effective Time, including the number and class of shares of Company Capital Stock held by such record holder, and the number of shares of Arrow Common Stock such holder is entitled to receive pursuant to Section 1.9 (the “Company Allocation Schedule”). Promptly after the First Merger Effective Time, Arrow shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the First Merger Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Arrow may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for certificates representing Arrow Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Arrow: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Arrow Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.9(a) (and cash in lieu of any fractional share of Arrow Common Stock pursuant to the provisions of Section 1.9(c)) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.12(b), each Company Stock Certificate shall be deemed, from and after the First Merger Effective Time, to represent only the right to receive shares of Arrow Common Stock (and cash in lieu of any fractional share of Arrow Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Arrow may, in its discretion and as a condition precedent to the delivery of any shares of Arrow Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Arrow against any claim suffered by Arrow related to the lost, stolen or destroyed Company Stock Certificate or any Arrow Common Stock issued in exchange therefor as Arrow may reasonably request.

(c)    No dividends or other distributions declared or made with respect to Arrow Common Stock with a record date after the First Merger Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Arrow Common Stock that such holder has the right to receive in the First Merger until such holder surrenders such Company Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.12 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 12 months after the Closing Date shall be delivered to Arrow upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.12 shall thereafter look only to Arrow for satisfaction of their claims for Arrow Common Stock, cash in lieu of fractional shares of Arrow Common Stock and any dividends or distributions with respect to shares of Arrow Common Stock.

(e)    Each of the Exchange Agent, Arrow, the Initial Surviving Corporation, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Capital Stock such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement; provided, however, that prior to making any such deduction or withholding, the applicable withholding agent shall provide notice to the affected recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding tax. Such applicable withholding agent shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No party to this Agreement shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Arrow Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.13    Further Action. If, at any time after the First Merger Effective Time, any further action is determined by the Initial Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Initial Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Initial Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub 1, in the name of the Initial Surviving Corporation and otherwise) to take such action. If, at any time after the Second Merger Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Initial Surviving Corporation, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Initial Surviving Corporation and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in set forth in the written disclosure schedule delivered by the Company to Arrow (the “Company Disclosure Schedule”), the Company represents and warrants to Arrow and Merger Subs:

2.1    Due Organization; Subsidiaries; Etc.

(a)    Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)    Each of the Company and its Subsidiaries is duly licensed or qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    Part 2.1(c) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has made available to Arrow accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. Part 2.2 of the Company Disclosure Schedule lists, and the Company has made available to Arrow, accurate and complete copies of: (a) the charters of all committees of the Company Board and (b) any code of conduct or similar policy adopted by the Company or by the Company Board, or any committee thereof. Neither the Company nor any of its Subsidiaries has taken any action in breach or violation of any of the provisions of its Organizational Documents nor is in breach or violation of any of the material provisions of their respective Organizational Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.3    Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement (subject to, in the case of the First Merger, the Required Company Stockholder Vote). The Company Board (at one or more meetings duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way), has as of the date of this Agreement: (a) determined that the Mergers is fair to, advisable and in the best interests of the Company and its stockholders; (b) approved this Agreement, the Mergers and the Contemplated Transactions and has declared this Agreement advisable and (c) determined to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Arrow, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.4    Vote Required. The affirmative vote (or written consent) of the holders of a majority of the shares of Company Common Stock outstanding on the record date and entitled to vote thereon, voting as a single class (the “Required Company Stockholder Vote”), is the only vote (or consent) of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement and approve the First Merger and the matters set forth in Section 5.2(a).

2.5    Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote, the filing of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Mergers or any of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Organizational Documents or (ii) any resolution adopted by the stockholders, the Company Board or any committee thereof;

(b)    contravene, conflict with or result in a material violation of, or to the Knowledge of the Company, give any Governmental Body or other Person the right to challenge the Mergers or the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject except as would not be material to the Company, its Subsidiaries or their respective businesses;

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries except as would not be material to the Company, its Subsidiaries or their respective businesses;

(d)    contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or to the Knowledge of the Company, give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except, in the case of any breach, default, penalty or modification, which would not, individually or in the aggregate, have a Company Material Adverse Effect; or

(e)    result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances). Except for (i) the Required Company Stockholder Vote, (ii) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Mergers or any of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Mergers and the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement, the Company Stockholder Support Agreements or any of the other Contemplated Transactions.

2.6    Capitalization, Etc.

(a)    The authorized capital stock of the Company as of the date of this Agreement consists solely of 30,000 shares of Company Common Stock, par value $0.01 per share, of which 21,230 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Part 2.6(a) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the Company stockholders have a right to vote. Except as contemplated herein or as set forth in Part 2.6(a) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.6(a) of the Company Disclosure Schedule accurately and completely lists all repurchase and forfeiture rights held by the Company with respect to shares of Company Common Stock and specifies each holder of Company Common Stock, the date of purchase of such Company Common Stock, the number of shares of Company Common Stock subject to such repurchase rights, the purchase price paid by such holder, and the vesting schedule under which such repurchase rights lapse.

(b)    The Company does not have, and has never had, any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c)    There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d)    All outstanding shares of Company Common Stock, options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e)    The Company has not declared, made or paid any dividends or distributions on any shares of Company Capital Stock.

2.7    Financial Statements; Bank Accounts.

(a)    Part 2.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s unaudited consolidated balance sheets at December 31, 2014 and December 31, 2015, (ii) the Company Interim Balance Sheet, (iii) the Company’s unaudited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2014 and December 31, 2015 and (iv) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the eleven months ended November 30, 2016 (collectively, the “Company Financials”). The Company Financials (1) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (2) fairly present, in all material respects, the financial condition and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)    Each of the Company and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities.

(c)    Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint-venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(d)    Part 2.7(d) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(e)    The Company and its Subsidiaries have no existing accounts receivable.

(f)    Since May 12, 2015, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of an executive officer of the Company, the Company Board or any committee thereof. Since May 12, 2015, the Company has not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries that could reasonably be expected to adversely affect the Company’s or any of its Subsidiaries’ ability to initiate, authorize, record, process, or report external financial data such that there is more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.8    Absence of Changes. Except as set forth on Part 2.8 of the Company Disclosure Schedule, between September 30, 2016 and the date of this Agreement:

(a)    there has not been any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company or any of its Subsidiaries (whether or not covered by insurance);

(c)    the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities except for the repurchase or reacquisition of shares pursuant to the Company’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)    the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security; or (ii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)    there has been no amendment to any of the Organizational Documents of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)    neither the Company nor any of its Subsidiaries has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g)    neither the Company nor any of its Subsidiaries has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment outside the Ordinary Course of Business;

(h)    neither the Company nor any of its Subsidiaries has changed any of its accounting methods, principles or practices;

(i)    in each case for purposes of this clause (i), other than as required by law, neither the Company nor any of its Subsidiaries has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j)    neither the Company nor any of its Subsidiaries has commenced or settled any Legal Proceeding;

(k)    neither the Company nor any of its Subsidiaries has entered into any material transaction outside the Ordinary Course of Business;

(l)    neither the Company nor any of its Subsidiaries has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business;

(m)    there has been no entry into, amendment or termination of any Company Material Contract;

(n)    there has been no (i) material change in pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees, (ii) agreement by the Company or any of its Subsidiaries to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries; and

(o)    neither the Company nor any of its Subsidiaries has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above (other than negotiations between the Parties to enter into this Agreement).

2.9    Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any Liability, individually or in the aggregate, except for: (a) Liabilities reflected on the face of the Company Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $50,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts; (d) Liabilities incurred in connection with this Agreement and (e) Liabilities listed in Part 2.9 of the Company Disclosure Schedule.

2.10    Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Interim Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of said assets are owned by the Company or any of its Subsidiaries free and clear of any Encumbrances, except for any Permitted Encumbrances.

2.11    Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Arrow (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and its Subsidiaries and (ii) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”). Part 2.11 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Real Estate Leases. Neither the Company nor any of its Subsidiaries is in default under any of the Company Real Estate Leases, except where such defaults have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, there is no default by any of the lessors thereunder.

2.12    Intellectual Property.

(a)    The Company, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Company IP Rights, except for any failure to own or has the right to use, or has the right to bring actions for, that would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Part 2.12(b) of the Company Disclosure Schedule is a true and complete listing of all Company Registered IP, setting forth in each case, as applicable, the jurisdictions in which such Company Registered IP has been issued and applications that have been filed, along with the respective application, registration or filing number or subsequent registration activity thereof. The Company and its Subsidiaries solely own all right, title and interest in and to, or have the valid and enforceable right to use, each item of Company Registered IP, free and clear of any Encumbrances, except for Permitted Encumbrances.

(c)    Part 2.12(c) of the Company Disclosure Schedule identifies all material Company IP Rights Agreements pursuant to which Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (II) any generally available (i.e., “off the shelf”) third party licenses of Intellectual Property, and (III) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials).

(d)    Part 2.12(d)(i) of the Company Disclosure Schedule identifies all material Company IP Rights Agreements pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Company IP Rights. Except as identified in Part 2.12(d)(ii) of the Company Disclosure Schedule, the Company is not bound by, and no Company IP Rights are subject to, any Company IP Rights Agreement containing any covenant or other provision that limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world in each case as would materially limit the business of the Company as currently conducted or planned to be conducted.

(e)    To the Knowledge of the Company and its Subsidiaries, the Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in material Company IP Rights (other than Company IP Rights (i) exclusively or non-exclusively licensed to the Company or one of its

Subsidiaries as identified in Part 2.12(c) of the Company Disclosure Schedule and (ii) (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (II) any generally available (i.e., “off the shelf”) third party licenses of Intellectual Property, and (III) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    Since May 12, 2015, each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any material Company IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any material Company IP Rights. To the Knowledge of the Company and its Subsidiaries, no employee of the Company or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning material Company IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising material Company IP Rights.

(ii)    No funding, facilities, or personnel of any Governmental Body were used to develop or create, in whole or in part, any material Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(iii)    The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a Trade Secret.

(iv)    To the Knowledge of the Company and its Subsidiaries, the Company IP Rights constitute all Intellectual Property material to and necessary for the Company and its Subsidiaries to conduct its business as currently conducted.

(f)    The Company has delivered, or made available to Arrow, a complete and accurate copy of all material Company IP Rights Agreements. Neither the Company nor any of its Subsidiaries is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a material breach or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Company IP Rights or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license any Company IP Rights or portion thereof except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)    The Company and its Subsidiaries have no material Liability for violation of any Company IP Rights Agreement, or, for infringement or misappropriation of any valid Intellectual Property right of any other party, which violation, infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company and its Subsidiaries, (i) no third party is infringing upon, or violating any license or agreement with the Company or its Subsidiaries relating to any material Company IP Rights and (ii) there is no current or pending challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any material Company IP Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any material Company IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)    Each item of Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(i)    None of the goodwill associated with or inherent in any Trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(j)    Except as set forth in Part 2.12(j) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)    The Company is, and has at all times since May 12, 2015 been, in material compliance with all Legal Requirements applicable to the Company regarding the protection, storage, use and disclosure of Personal Data collected and retained by the Company.

2.13    Agreements, Contracts and Commitments. Part 2.13 of the Company Disclosure Schedule identifies each Company Contract to which the Company is a party and to which the Company has any currently effective binding obligations or by which any of its assets are currently bound:

(a)    relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its officers or directors;

(b)    containing any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(c)    relating to capital expenditures and involving obligations after the date of this Agreement in excess of $25,000 and not cancelable without penalty;

(d)    relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(e)    relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(f)    relating to (i) any distribution agreement currently in force (identifying any that contain exclusivity provisions); (ii) any agreement currently in force for the conduct of research, pre-clinical or clinical studies regarding the products under development by the Company or its Subsidiaries; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or its Subsidiaries has continuing obligations to develop, market, or supply any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Subsidiary or (iv) any Contract currently in force to license any third party to manufacture or produce any Company product, service or technology or any Contract currently in force to sell, distribute or commercialize any Company products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(g)    with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(h)    with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or Company Product Candidates;

(i)    that would reasonably be expected to have a material effect on the ability of the Company to perform any of its material obligations under this Agreement, or to consummate any of the Contemplated Transactions;

(j)    (i) which involves payment or receipt by the Company or its Subsidiaries under any such agreement, contract or commitment of $50,000 or more in the aggregate or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (ii) that is material to the business or operations of the Company and its Subsidiaries; or

(k)    is a Company IP Right Agreement.

The Company has made available to Arrow accurate and complete copies of all Contracts to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such Contract, a “Company Material Contract”), including all amendments thereto. There are no Company Material Contracts that are not in written form. Except as set forth on Part 2.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. To the Knowledge of the Company, no Person is renegotiating any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14    Compliance; Permits; Restrictions.

(a)    The Company and each of its Subsidiaries are, and since May 12, 2015 have been, in compliance in all material respects with all material Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor has any Governmental Body or Governmental Authority indicated to the Company in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) would reasonably be expected to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Mergers or any of the Contemplated Transactions.

(b)    Neither the Company nor its Subsidiaries holds any Governmental Authorization in connection with the operation of their businesses as currently conducted.

(c)    There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body, including the European Medicines Agency (“EMA”), responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)    The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. The Company and each of its Subsidiaries has not received any written notice or other written communication from any Drug Regulatory Agency regarding any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. Except for information regarding Cytisine contained in publicly available sources, the Company has made available to Arrow all information requested by Arrow in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates in the territories in which the Company and its Subsidiaries has the right to develop and otherwise commercialize such Company Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries with respect to their respective current products or product candidates, including the Company Product Candidates, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since May 12, 2015, neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated.

(f)    Neither the Company nor any of its Subsidiaries is the subject of any pending, or to the Knowledge of the Company or its Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, any of its Subsidiaries or any of their respective officers, employees or agents.

(g)    The Company has filed with the FDA, EMA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

2.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or the Contemplated Transactions. With regard to any Legal Proceeding set forth on Part 2.15 of the Company Disclosure Schedule, the Company has made available to Arrow or its counsel all pleadings and material written correspondence related to such Legal Proceeding (if any), and all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings. The Company has materially complied with the requirements of its insurance policy or policies to obtain coverage with respect to such Legal Proceeding (if any) under such insurance policy or policies.

(b)    There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

2.16    Tax Matters.

(a)    Except as set forth on Part 2.16(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements.

(b)    Except as set forth on Part 2.16(b) of the Company Disclosure Schedule, all material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes (if any) of the Company and any of its Subsidiaries will be reserved in accordance with GAAP. Since the date of the Company Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for a material amount of Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(e)    No deficiencies for a material amount of Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. No issues relating to Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Except as set forth on Part 2.16(e) of the Company Disclosure Schedule, the Company has delivered or made available to Arrow complete and accurate copies of all federal income Tax and all other material Tax Returns of the Company and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries (and predecessors of each), with respect to federal income Tax and all other material Taxes. Except as set forth on Part 2.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)    All material elections with respect to Taxes affecting the Company or any of its Subsidiaries as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Arrow, are set forth on Part 2.16(f) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise or has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(g)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business.

(i)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign law).

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date, (iii) a change in method of accounting occurring prior to the Closing Date, (iv) a prepaid amount received, or paid, prior to the Closing Date or (v) deferred gains arising prior to the Closing Date.

(l)    Except as set forth on Part 2.16(l) of the Company Disclosure Schedule to the Knowledge of the Company, after reasonable inquiry, the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company.

(m)    Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of the Company, other arrangement or contract which is treated as a partnership for Tax purposes who receives or has previously received a Schedule K-1 or a comparable form under foreign law.

(n)    Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(o)    Except as set forth on Part 2.16(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has reported having a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(p)    Neither the Company nor any of its Subsidiaries has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying for the Intended Tax Treatment.

2.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law) (except for employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept). The Company has made available to Arrow accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b)    To the Knowledge of the Company, no officer or Key Employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or the applicable Subsidiary, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c)    Neither the Company nor any of its Subsidiaries is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company or any of its Subsidiaries.

(d)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting the Company or any of its Subsidiaries.

(e)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints. Part 2.17(e) of the Company Disclosure Schedule lists all material written and all non-written employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all material bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of the Company or any of its Subsidiaries (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, any of its Subsidiaries or any Company Affiliate, or under which the Company or any of its Subsidiaries or any Company Affiliate has any current or may incur liability after the date hereof (each, a “Company Employee Plan”).

(f)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. Nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(g)    Each Company Employee Plan has been maintained in compliance in all respects with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA.

(h)    Neither the Company nor any of its Subsidiaries has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither the Company nor any of its Subsidiaries has been assessed any civil penalty under Section 502(l) of ERISA. Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any of its agents or any fiduciary other than the Company, has been in material breach of any contractual or fiduciary obligation with respect to the administration of the Company Employee Plans or trusts or other funding media related thereto.

(i)    No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries or Company Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any of its Subsidiaries or Company Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(j)    No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code.

(k)    The Company and each of its Subsidiaries has complied, in all material respects, with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, the Company and each of its Subsidiaries has, prior to the Closing Date, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither the Company nor any of its Subsidiaries has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(l)    The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Part 2.17(l) of the Company Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any of their respective employees that result from the termination by the Company or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of the Company or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)    Part 2.17(m) of the Company Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any employee, that result from the termination by the Company or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages.

(n)    The Company has obtained a Form I-9 with respect to all of its current and former employees for whom such a form is required by law. Every Person who requires a visa, employment pass or other required permit to work in the country in which he is employed has produced a current employment pass or such other required permit to the Company and possesses all necessary permission to remain in such country and perform services in that country.

(o)    With respect to each Company Employee Plan, the Company has made available to Arrow a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) as filed with the Internal Revenue Service, if any (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

(p)    To the Knowledge of the Company, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Code Section 409A(a)(1).

(q)    All contributions or premiums required to be made by the Company or its Subsidiaries under the terms of each Company Employee Plan, any collective bargaining agreement or by law have been made in a timely fashion in all material respects in accordance with applicable law and the terms of the Company Employee Plans and any applicable collective bargaining agreement, and the Company does not have, and as of the Closing will not have, any actual or potential unfunded liabilities (other than liabilities accruing after Closing) with respect to any of the Company Employee Plans.

2.18    Environmental Matters. To the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect.

2.19    Insurance.

(a)    Except as set forth on Part 2.19(a) of the Company Disclosure Schedule, the Company has made available to Arrow accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since May 12, 2015, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy;

(ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any of its Subsidiaries.

(b)    The Company does not have existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each of its Subsidiaries as of the date of this Agreement.

2.20    No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Mergers or the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.21    Registration Statement. The information supplied by the Company and each of its Subsidiaries for inclusion in the Registration Statement (including any the Company Financials) will not, as of the date of the Registration Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

2.22    Disclosure. To the Knowledge of the Company, no representation or warranty made by the Company in this Section 2, including the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

Section 3. REPRESENTATIONS AND WARRANTIES OF ARROW AND MERGER SUBS

Subject to Section 10.13(h), except (i) as set forth in the written disclosure schedule delivered by Arrow to the Company (the “Arrow Disclosure Schedule”) or (ii) as disclosed in the Arrow SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Arrow and Merger Subs represent and warrant to the Company:

3.1    Due Organization; Subsidiaries; Etc.

(a)    Each of Arrow, OncoGenex Technologies Inc., a company incorporated under the federal laws of Canada and wholly-owned Subsidiary of Arrow (“OTI”), and Merger Subs is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, each of the Merger Subs has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b)    Arrow and OTI are licensed or qualified to do business, and are in good standing, under the laws of all jurisdictions where the nature of their business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Arrow Material Adverse Effect.

(c)    Arrow has no Subsidiaries, except for Merger Subs and OTI; and Arrow does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Subs and OTI. Arrow has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Arrow has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Arrow has made available to the Company accurate and complete copies of Organizational Documents of Arrow, Merger Subs and OTI, other than such documents that can be obtained on the SEC’s website at www.sec.gov. Neither Arrow nor OTI have taken any action in breach or violation of any of the provisions of its Organizational Documents nor is in breach or violation of any of the material provisions of its Organizational Documents, except as would not reasonably be expected to have, individually or in the aggregate, an Arrow Material Adverse Effect.

3.3    Authority; Binding Nature of Agreement. Each of Arrow and Merger Subs has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement (subject to, in the case of the First Merger, the Required Arrow Stockholder Vote). The Arrow Board (at meetings duly called and held) has, as of the date of this Agreement: (a) determined that the Mergers and the issuance of shares of Arrow Common Stock pursuant to the Mergers is fair to, advisable and in the best interests of Arrow and its stockholders; (b) approved this Agreement, the issuance of shares of Arrow Common Stock to the stockholders of the Company pursuant to the Mergers and the other Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholders of Arrow vote to approve the issuance of shares of Arrow Common Stock in the Mergers pursuant to the terms of this Agreement. The Merger Sub 1 Board (by unanimous written consent or at meetings duly called and held) has: (x) determined that the First Merger is fair to, advisable and in the best interests of Merger Sub 1 and its sole stockholder; (y) approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholder of Merger Sub 1 vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Merger Sub 2 Board (by unanimous written consent or at meetings duly called and held) has: (x) determined that the Second Merger is fair to, advisable and in the best interests of Merger Sub 2 and its sole stockholder; (y) approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholder of Merger Sub 2 vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Arrow and Merger Subs, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of Arrow or Merger Subs (as applicable), enforceable against each of Arrow and Merger Subs in accordance with its terms, subject to Enforceability Exceptions. Prior to the execution of the Arrow Stockholder Support Agreements, the Arrow Board approved the Arrow Stockholder Support Agreements and the transactions contemplated thereby.

3.4    Vote Required. The affirmative vote of the holders of a majority of the shares of Arrow Common Stock outstanding on the record date and entitled to vote thereon is the only vote of the holders of any class or series of Arrow’s capital stock necessary to approve the issuance of Arrow Common Stock in the Mergers (the “Required Arrow Stockholder Vote”).

3.5    Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Arrow Stockholder Vote and the filing of the First Certificate of Merger and the Second Certificate of Merger, each as required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Arrow or Merger Subs, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of Arrow, OTI, or Merger Subs or (ii) any resolution adopted by the stockholders, the Arrow Board or any committee thereof, or the Merger Subs;

(b)    contravene, conflict with or result in a material violation of, or to the Knowledge of Arrow, give any Governmental Body or other Person the right to challenge the Mergers or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Arrow or OTI or any of the assets owned or used by Arrow or OTI, is subject, except as would not be material to Arrow or OTI or its business;

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Arrow, except as would not be material to Arrow or its business;

(d)    contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Arrow Material Contract, or, to the Knowledge of Arrow, give any Person the right to: (i) declare a default or exercise any remedy under any Arrow Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Arrow Material Contract; (iii) accelerate the maturity or performance of any Arrow Material Contract; or (iv) cancel, terminate or modify any term of any Arrow Material Contract, except in the case of any breach, default, penalty or modification, which would not, individually or in the aggregate, have an Arrow Material Adverse Effect; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Arrow or OTI (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Part 3.5 of the Arrow Disclosure Schedule under any Arrow Contract, (ii) the approval of the Mergers and the issuance of shares of Arrow Common Stock in the Mergers, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Legal Requirement , (v) the filing of the Registration Statement with the SEC in accordance with the Exchange Act and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Arrow was not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Mergers or any of the other Contemplated Transactions. The Arrow Board, the Merger Sub 1 Board and the Merger Sub 2 Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Arrow Stockholder Support Agreements and to the consummation of the Mergers and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement, the Arrow Stockholder Support Agreements or any of the other Contemplated Transactions.

3.6    Capitalization, Etc.

(a)    The authorized capital stock of Arrow consists of (i) 75,000,000 shares of Arrow Common Stock, par value $0.001 per share, of which 30,020,294 shares have been issued and are outstanding as of September 30, 2016 (the “Capitalization Date”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Arrow holds 33,993 shares of its capital stock in its treasury. All of the outstanding shares of Arrow Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Arrow Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Arrow Common Stock is subject to any right of first refusal in favor of Arrow. Except as contemplated herein and except as set forth in Part 3.6(a) of the Arrow Disclosure Schedule, there is no Arrow Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Arrow Common Stock. Arrow is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Arrow Common Stock or other securities.

(b)    Except for the 2010 Performance Incentive Plan, the 2000 Stock Incentive Plan, the 2007 Performance Incentive Plan and the OncoGenex Technologies Inc. Stock Option Plan (collectively, the “Arrow Stock Plans”), or except as set forth on Part 3.6(b) of the Arrow Disclosure Schedule, Arrow does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c)    Except for the outstanding Arrow Options or as set forth in Part 3.6(c) of the Arrow Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Arrow; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Arrow; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Arrow is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Arrow. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Arrow.

(d)    All outstanding shares of Arrow Common Stock and options and other securities of Arrow have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

3.7    SEC Filings; Financial Statements.

(a)    Arrow has delivered to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Arrow with the SEC since January 1, 2015 (the “Arrow SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.7(a) of the Arrow Disclosure Schedule, all statements, reports, exhibits, schedules, forms and other documents, including amendments thereto, required to have been filed by Arrow or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Arrow SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Arrow’s Knowledge, as of the time they were filed, none of the Arrow SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Arrow SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes and schedules) contained or incorporated by reference in the Arrow SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Arrow as of the respective dates thereof and the results of operations and cash flows of Arrow for the periods covered thereby. Other than as expressly disclosed in the Arrow SEC Documents filed prior to the date hereof, there has been no material change in Arrow’s accounting methods or principles that would be required to be disclosed in Arrow’s financial statements in accordance with GAAP. The books of account and other financial records of Arrow and each of its Subsidiaries are true and complete in all material respects.

(c)    Arrow has established and maintains, adheres to and enforces a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Arrow and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Arrow and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Arrow Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Arrow and its Subsidiaries.

(d)    Neither Arrow nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint-venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(e)    Arrow’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of Arrow, “independent” with respect to Arrow within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of Arrow, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(f)    Arrow has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Arrow Common Stock on NASDAQ. Arrow has not received any unresolved comments in the Arrow SEC Documents.

(g)    Since January 1, 2013, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Arrow, the Arrow Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(h)    Arrow is in compliance and has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

3.8    Absence of Changes. Except as set forth on Part 3.8 of the Arrow Disclosure Schedule, between September 30, 2016 and the date of this Agreement:

(a)    there has not been any Arrow Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have an Arrow Material Adverse Effect;

(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Arrow or OTI (whether or not covered by insurance);

(c)    Arrow has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities except for the repurchase or reacquisition of shares pursuant to Arrow’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)    neither Arrow nor OTI has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Arrow Common Stock issued upon the valid exercise of outstanding Arrow Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Arrow Options identified in Part 3.6(b) of the Arrow Disclosure Schedule) or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)    neither Arrow nor OTI has changed any of its accounting methods, principles or practices;

(f)    there has been no amendment to any of the Organizational Documents of Arrow or OTI, and neither Arrow nor OTI has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)    Arrow has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Arrow Stock Plans; (ii) any Arrow Option or any Contract evidencing or relating to any Arrow Option; (iii) any restricted stock purchase agreement or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(h)    neither Arrow nor OTI has formed any Subsidiary other than Merger Subs or acquired any equity interest or other interest in any other Entity;

(i)    neither Arrow nor OTI has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness for borrowed money; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $50,000;

(j)    Arrow has not, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Arrow Employee Plan; (ii) caused or permitted any Arrow Employee Plan to be amended other than as required by law or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants;

(k)    in each case for purposes of this clause (k), other than as required by law, none of the Buyer Parties have made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any

Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)    neither Arrow nor OTI has commenced or settled any Legal Proceeding;

(m)    neither Arrow nor OTI has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(n)    there has been no entry into, amendment or termination of any Arrow Material Contract;

(o)    there has been no (i) material change in pricing or royalties or other payments set or charged by Arrow or OTI to its customers or licensees, (ii) agreement by Arrow or OTI to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Arrow or OTI, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Arrow or OTI; and

(p)    neither Arrow nor OTI has negotiated, agreed or committed to take any of the actions referred to in clauses”(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

3.9    Absence of Undisclosed Liabilities. As of the date hereof, neither Arrow nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities reflected on the face of the Arrow Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Arrow or its Subsidiaries since the date of the Arrow Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $50,000 in the aggregate; (c) Liabilities for performance of obligations of Arrow or any of its Subsidiaries under Arrow Contracts; (d) Liabilities incurred in connection with this Agreement; (e) Liabilities incurred in connection with the winding down of the business of Arrow and (e) Liabilities listed in Part 3.9 of the Arrow Disclosure Schedule.

3.10    Title to Assets. Arrow and OTI own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in their business or operations or purported to be owned by them, including: (a) all assets reflected on the Arrow Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Arrow and OTI as being owned by Arrow or OTI, as applicable. All of said assets are owned by Arrow or OTI free and clear of any Encumbrances, except for any Permitted Encumbrances.

3.11    Real Property; Leasehold. Neither Arrow nor OTI own and have never owned any real property. Arrow has made available to the Company (a) an accurate and complete list of all real properties with respect to which Arrow and OTI directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Arrow and OTI and (b) copies of all leases under which any such real property is possessed (the “Arrow Real Estate Leases”). Part 3.11 of the Arrow Disclosure Schedule sets forth a complete and accurate list of all Arrow Real Estate Leases. Neither Arrow nor OTI is in default under any of the Arrow Real Estate Leases, except where such defaults have not had and would not be reasonably expected to have, individually or in the aggregate, an Arrow Material Adverse Effect, and to the Knowledge of Arrow, there is no default by any of the lessors thereunder.

3.12    Intellectual Property.

(a)    Arrow, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Arrow IP Rights, except for any failure to own or has the right to use, or has the right to bring actions for, that would not reasonably be expected to have an Arrow Material Adverse Effect.

(b)    Part 3.12(b) of the Arrow Disclosure Schedule is a true and complete listing of all Arrow Registered IP, setting forth in each case, as applicable, the jurisdictions in which such Arrow Registered IP has been issued and applications that have been filed, along with the respective application, registration or filing number or subsequent registration activity thereof. Arrow and its Subsidiaries solely own all right, title and interest in and to, or have the valid and enforceable right to use, each item of Arrow Registered IP free and clear of any Encumbrances, except for Permitted Encumbrances.

(c)    Part 3.12(c) of the Arrow Disclosure Schedule identifies all Arrow IP Rights Agreements currently in force and material to the business of Arrow as currently conducted, pursuant to which Arrow IP Rights are licensed to Arrow or any of its Subsidiaries (other than (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (II) any generally available (i.e., “off the shelf”) third party licenses of Intellectual Property, and (III) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials).

(d)    Part 3.12(d)(i) of the Arrow Disclosure Schedule identifies all Arrow IP Rights Agreements currently in force and material to the business of Arrow as currently conducted, pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Arrow IP Rights. Except as identified in Part 3.12(d)(ii) of the Arrow Disclosure Schedule, Arrow is not bound by, and no Arrow IP Rights are subject to, any Arrow IP Rights Agreement containing any covenant or other provision that limits or restricts the ability of Arrow or any of its Subsidiaries to use, exploit, assert, or enforce any Arrow IP Rights anywhere in the world in each case as would materially limit the business of the Arrow as currently conducted or planned to be conducted.

(e)    Except as identified in Part 3.12(f) of the Arrow Disclosure Schedule, to the Knowledge of Arrow and its Subsidiaries, Arrow or one of its Subsidiaries exclusively owns all right, title, and interest to and in any material Arrow IP Rights (other than Arrow IP Rights (i) exclusively or non-exclusively licensed to Arrow or one of its Subsidiaries, as identified in Part 3.12(c) of the Arrow Disclosure Schedule and (ii) (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Arrow’s or any of its Subsidiaries’ products or services, (II) any generally available (i.e., “off the shelf”) third party licenses of Intellectual Property, and (III) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    Each Person who is or was an employee or contractor of Arrow or any of its Subsidiaries and who is or was involved in the creation or development of any material Arrow IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Arrow or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Arrow and its Subsidiaries. To the Knowledge of Arrow and its Subsidiaries, no current or former stockholder, officer, director, or employee of Arrow or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any material Arrow IP Rights. To the

Knowledge of Arrow and its Subsidiaries, no employee of Arrow or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Arrow or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning material Arrow IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising material Arrow IP Rights.

(ii)    No funding, facilities, or personnel of any Governmental Body were used to develop or create, in whole or in part, any material Arrow IP Rights in which Arrow or any of its Subsidiaries has an ownership interest.

(iii)    Arrow and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Arrow or such Subsidiary holds, or purports to hold, as a Trade Secret.

(iv)    To the Knowledge of Arrow and its Subsidiaries, the Arrow IP Rights constitute all Intellectual Property material to and necessary for Arrow and its Subsidiaries to conduct its business as currently conducted.

(f)    Arrow has delivered, or made available to the Company, a complete and accurate copy of all Arrow IP Rights Agreements currently in force and material to the business of Arrow as currently conducted. Neither Arrow nor its Subsidiaries is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a material breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will (i) cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Arrow IP Rights, or (ii) impair the right of Arrow, any of its Subsidiaries, or the Surviving Corporation to use, sell, or license any Arrow IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not, individually or in the aggregate, be reasonably expected to result in an Arrow Material Adverse Effect. With respect to each of the Arrow IP Rights Agreements: (i) each such agreement is valid and binding on Arrow or its Subsidiaries, as applicable, and in full force and effect; (ii) Arrow has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Arrow nor its Subsidiaries, and to the Knowledge of Arrow, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)    Except as set forth on Part 3.12(g) of the Arrow Disclosure Schedule, Arrow and its Subsidiaries have no material Liability for violation of any license or agreement between Arrow or its Subsidiaries and any third party or, to the Knowledge of Arrow, for infringement or misappropriation of any valid Intellectual Property right of any other party, which violation, infringement or misappropriation would reasonably be expected to have an Arrow Material Adverse Effect. To the Knowledge of Arrow, (i) no third party is infringing upon, or violating any license or agreement with Arrow or its Subsidiaries or relating to any material Arrow IP Rights and (ii) there is no current or pending challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any material Arrow IP Rights, nor has Arrow or its Subsidiaries received any written notice asserting that any material Arrow IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)    Each item of Arrow Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Arrow Registered IP in full force and effect have been made by the applicable deadline.

(i)    None of the goodwill associated with or inherent in any Trademark (whether registered or unregistered) in which Arrow or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Arrow or any of its Subsidiaries in accordance with GAAP.

(j)    Except as may be set forth in Part 3.12(j) of the Arrow Disclosure Schedule (i) neither Arrow nor its Subsidiaries is bound by any Contract (except for clinical trial agreements, material transfer agreements, confidentiality agreements and agreements related to clinical studies that are not material to the business of Arrow as currently conducted) to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Arrow nor its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)    Arrow and its Subsidiaries are, and have at all times since January 1, 2014 been, in material compliance with all Legal Requirements applicable to Arrow or its Subsidiaries regarding the protection, storage, use and disclosure of Personal Data collected by Arrow or its Subsidiaries.

3.13    Agreements, Contracts and Commitments. Part 3.13 of the Arrow Disclosure Schedule identifies each Arrow Contract to which Arrow is a party and to which Arrow has any currently effective binding obligations or by which any of its assets are currently bound:

(a)    relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Arrow and any of its officers or directors;

(b)    containing any covenant limiting the freedom of Arrow or its Subsidiaries to engage in any line of business or compete with any Person;

(c)    relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(d)    relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(e)    relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Arrow or any of its Subsidiaries or any loans or debt obligations with officers or directors of Arrow;

(f)    relating to (i) any distribution agreement currently in force (identifying any that contain exclusivity provisions); (ii) any agreement currently in force for the conduct of research, pre-clinical or clinical studies regarding the products under development by Arrow or its Subsidiaries; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Arrow or its Subsidiaries has continuing obligations to develop, market, or supply any product, technology or service, or any agreement pursuant to which Arrow or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Arrow or such Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Arrow product, service or technology or any Contract currently in force to sell, distribute or commercialize any Arrow products or service except agreements with distributors or sales representatives in the Ordinary Course of Business; in each case of (i) – (iv) above whereby such Contract is material to the business or operations of Arrow and its Subsidiaries as currently conducted and involves payment or receipt by Arrow or its Subsidiaries under such Contract of $50,000 or more in the aggregate or obligations after the date of this Agreement in excess of $50,000 in the aggregate;

(g)    with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Arrow in connection with the Contemplated Transactions;

(h)    with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Arrow in relation to the manufacture of Arrow’s products, whereby such Contract is material to the business or operations of Arrow and its Subsidiaries as currently conducted and involves payment or receipt by Arrow or its Subsidiaries under such Contract of $50,000 or more in the aggregate or obligations after the date of this Agreement in excess of $50,000 in the aggregate; or

(i)    is a Contract pertaining to the Intellectual Property of Arrow or its Subsidiaries whereby such Contract is material to the business or operations of Arrow and its Subsidiaries as currently conducted and involves payment or receipt by Arrow or its Subsidiaries under such Contract of $50,000 or more in the aggregate or obligations after the date of this Agreement in excess of $50,000 in the aggregate.

Arrow has made available to the Company accurate and complete copies of all Contracts to which Arrow or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (i) above (any such Contract, an “Arrow Material Contract”), including all amendments thereto. There are no Arrow Material Contracts that are not in written form. Except as set forth on Part 3.13 of the Arrow Disclosure Schedule, neither Arrow nor any of its Subsidiaries has, nor to Arrow’s Knowledge, as of the date of this Agreement has any other party to an Arrow Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under any Arrow Material Contract in such manner as would permit any other party to cancel or terminate any such Arrow Material Contract, or would permit any other party to seek damages. As to Arrow and its Subsidiaries, as of the date of this Agreement, each Arrow Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. To the Knowledge of Arrow, no Person is renegotiating any material amount paid or payable to Arrow under any Arrow Material Contract or any other material term or provision of any Arrow Material Contract other than in the Ordinary Course of Business.

3.14    Compliance; Permits; Restrictions.

(a)    Arrow and OTI are, and since January 1, 2013 have been in compliance in all material respects with all material Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or Governmental Authority is pending or, to the Knowledge of Arrow, threatened against Arrow or OTI, nor has any Governmental Body or Governmental Authority indicated to Arrow or OTI in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Arrow or OTI which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Arrow or OTI, any acquisition of material property by Arrow or OTI or the conduct of business by Arrow and any Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Arrow’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Mergers or any of the Contemplated Transactions.

(b)    Each of Arrow, OTI, and Merger Subs holds all Governmental Authorizations which are material to the operation of their businesses (collectively, the “Arrow Permits”) as currently conducted. Part 3.14(b) of the Arrow Disclosure Schedule identifies each Arrow Permit. Each of Arrow, OTI, and Merger Subs is in material compliance with the terms of the Arrow Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Arrow, threatened, which seeks to revoke, limit, suspend, or materially modify any Arrow Permit.

(c)    There are no proceedings pending or, to the Knowledge of Arrow, threatened with respect to an alleged material violation by Arrow or OTI of the FDCA, FDA regulations adopted thereunder, or any other similar Legal Requirements promulgated by a Drug Regulatory Agency.

(d)    Each of Arrow, OTI, and Merger Subs holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Arrow, OTI, and Merger Subs as currently conducted, and, as applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Arrow Product Candidates”) (the “Arrow Regulatory Permits”) and no such Arrow Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Neither Arrow nor its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding any revocation, withdrawal, suspension, cancellation, termination or material modification of any Arrow Regulatory Permit. Except for the information and files identified in Part 3.14(d) of the Arrow Disclosure Schedule, Arrow and OTI have made available to the Company all information in its or its Subsidiaries’ possession or control relating to the Arrow Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Arrow Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Arrow or OTI or in which Arrow, OTI, or their respective products or product candidates, have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f)    Neither Arrow nor OTI is the subject of any pending, or to the Knowledge of Arrow, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Arrow, neither Arrow nor OTI has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Arrow, any of its Subsidiaries, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Arrow, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Arrow, OTI, or any of their respective officers, employees or agents.

(g)    Other than in connection with the winding down of its operations, Arrow has filed with the FDA, EMA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

3.15    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.15 of the Arrow Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Arrow, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Arrow, OTI, or any Arrow Associate (in his or her capacity as such) or any of the material assets owned by Arrow or OTI; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions. With regard to any Legal Proceeding set forth on Part 3.15 of the Arrow Disclosure Schedule, Arrow has made available to the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding (if any) and all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings (if any). Arrow has materially complied with the requirements of its insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)    There is no order, writ, injunction, judgment or decree to which Arrow, OTI, or any of the material assets owned or used by Arrow or OTI is subject. To the Knowledge of Arrow, no officer or other Key Employee of Arrow or OTI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Arrow or OTI or to any material assets owned or used by Arrow or OTI.

3.16    Tax Matters.

(a)    Each of the Buyer Parties have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. None of the Buyer Parties are currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Buyer Parties do not file Tax Returns that any of the Buyer Parties are subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by the Buyer Parties have on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Buyer Parties have been reserved for on the Arrow Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Arrow Unaudited Interim Balance Sheet, none of the Buyer Parties have incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of the Buyer Parties have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for a material amount of Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made in accordance with GAAP on Arrow’s Unaudited Interim Balance Sheet) upon any of the assets of the Buyer Parties.

(e)    No deficiencies for a material amount of Taxes with respect to any of the Buyer Parties have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Buyer Parties. No issues relating to Taxes of the Buyer Parties were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Arrow has delivered or made available to the Company complete and accurate copies of all federal income Tax and all other material Tax Returns of the Buyer Parties (and their predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Buyer Parties (and their Subsidiaries and predecessors), with respect to federal income Tax and all other material Taxes. None of the Buyer Parties (or any of their Subsidiaries or predecessors) have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)    All material elections with respect to Taxes affecting the Buyer Parties as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to the Company, are set forth on Part 3.16(f) of the Arrow Disclosure Schedule. None of the Buyer Parties have agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise or have elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(g)    None of the Buyer Parties are a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business.

(h)    None of the Buyer Parties have ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Arrow) for federal, state, local or foreign Tax purposes. None of the Buyer Parties have any Liability for the Taxes of any Person (other than the Buyer Parties) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(i)    To the Knowledge of Arrow, after reasonable inquiry, none of the Buyer Parties owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of any of the Buyer Parties.

(j)    None of the Buyer Parties have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)    None of the Buyer Parties is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of the Buyer Parties, other arrangement or contract which is treated as a partnership for Tax purposes who receives or has previously received a Schedule K-1 or a comparable form under foreign law.

(l)    None of the Buyer Parties will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date, (iii) a change in method of accounting occurring prior to the Closing Date, (iv) a prepaid amount received, or paid, prior to the Closing Date or (v) deferred gains arising prior to the Closing Date.

(m)    None of the Buyer Parties have entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)    Except as set forth in Part 3.16(n) of the Arrow Disclosure Schedule, none of the Buyer Parties has reported having a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(o)    None of the Buyer Parties have taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying for the Intended Tax Treatment.

(p)    Merger Sub 1 and Merger Sub 2 are newly formed corporations with no material assets or liabilities and were created for purposes of facilitating the acquisition of the Company.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of each of Arrow’s and any of its Subsidiaries’ employees is terminable by Arrow or the applicable Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law) (except for employees of Arrow located in a jurisdiction that does not recognize the “at will” employment concept). Arrow has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Arrow Associates to the extent currently effective and material.

(b)    To the Knowledge of Arrow, no officer or Key Employee of Arrow or any of its Subsidiaries intends to terminate his or her employment with Arrow or the applicable Subsidiary, nor, to the Knowledge of Arrow, has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c)    Neither Arrow nor any of its Subsidiaries is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Arrow, seeking to represent any employees of Arrow or any of its Subsidiaries.

(d)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting Arrow or any of its Subsidiaries.

(e)    To the Knowledge of Arrow, neither Arrow nor any of its Subsidiaries is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Arrow, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Arrow Associate, including charges of unfair labor practices or discrimination complaints. Part 3.17(e) of the Arrow Disclosure Schedule lists all material written and all non-written employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all material bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Arrow or any of its Subsidiaries (or any trade or business (whether or not incorporated) which is an Arrow Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, any of its Subsidiaries or any Arrow Affiliate, or under which Arrow or any of its Subsidiaries or any Arrow Affiliate has any current or may incur liability after the date hereof (each, an “Arrow Employee Plan”).

(f)    Each Arrow Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. Nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Arrow Employee Plan or the exempt status of any related trust.

(g)    Each Arrow Employee Plan has been maintained in compliance in all material respects with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA.

(h)    Neither Arrow nor any of its Subsidiaries has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Arrow nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Arrow Employee Plan subject to ERISA and neither Arrow nor any of its Subsidiaries has been assessed any civil penalty under Section 502(l) of ERISA. Neither Arrow nor any of its Subsidiaries, or to the Knowledge of Arrow, any of its agents or any fiduciary other than Arrow has been in material breach of any contractual or fiduciary obligation with respect to the administration of the Arrow Employee Plans or trusts or other funding media related thereto.

(i)    No Arrow Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Arrow nor any of its Subsidiaries or Arrow Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Arrow Employee Plan is a Multiemployer Plan, and neither Arrow nor any of its Subsidiaries or Arrow Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Arrow Employee Plan is a Multiple Employer Plan.

(j)    No Arrow Employee Plan (other than Arrow’s obligations to reimburse or pay COBRA premiums or state equivalent benefits to current or former employees pursuant to an Arrow Employee Plan) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Arrow Employee Plan qualified under Section 401(a) of the Code.

(k)    Arrow and each of its Subsidiaries has complied, in all material respects, with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Arrow and each of its Subsidiaries has, prior to the Closing Date, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Arrow nor any of its Subsidiaries has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(l)    Arrow and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has, in all material respects, withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amount in respect of any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Arrow or any of its Subsidiaries relating to any employee, employment agreement or Arrow Employee Plan. There are no pending or, to the Knowledge of Arrow, threatened or reasonably anticipated claims or actions against Arrow, any of its Subsidiaries, any Arrow trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither Arrow nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Neither Arrow nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Neither Arrow nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Arrow or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)    Part 3.17(m) of the Arrow Disclosure Schedule lists all liabilities of Arrow or any of its Subsidiaries to any employee, that result from the termination by Arrow or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of Arrow, or a combination thereof. Neither Arrow nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(n)    Arrow has obtained a Form I-9 with respect to all of its current and former employees for whom such a form is required by law. Every Person who requires a visa, employment pass or other required permit to work in the country in which he is employed has produced a current employment pass or such other required permit to Arrow and possesses all necessary permission to remain in such country and perform services in that country.

(o)    With respect to each Arrow Employee Plan, Arrow has made available to the Company a true and complete copy of, to the extent applicable, (i) such Arrow Employee Plan, (ii) the most recent annual report (Form 5500) as filed with the Internal Revenue Service, if any (iii) each currently effective trust agreement related to such Arrow Employee Plan, (iv) the most recent summary plan description for each Arrow Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Arrow, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Arrow Employee Plan.

(p)    Except where non-compliance would not result in material liability, with respect to Arrow Options granted pursuant to the Arrow Stock Plans, (i) each Arrow Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Arrow Option was duly authorized no later than the date on which the Grant Date by all necessary corporate action, including, as applicable, approval by the Arrow Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, and (iii) each Arrow Option grant was made in material compliance with the terms of the Arrow Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of NASDAQ and any other exchange on which Arrow securities are traded.

(q)    To the Knowledge of Arrow, no Arrow Options, stock appreciation rights or other equity-based awards issued or granted by Arrow are subject to the requirements of Code Section 409A. To the Knowledge of Arrow, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Arrow makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of Arrow will be, subject to the penalties of Code Section 409A(a)(1).

(r)    No Arrow Employee Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

(s)    All contributions or premiums required to be made by Arrow or its Subsidiaries under the terms of each Arrow Employee Plan, any collective bargaining agreement or by law have been made in a timely fashion in all material respects in accordance with applicable law and the terms of the Arrow Employee Plans and any applicable collective bargaining agreement, and Arrow does not have, and as of the Closing will not have, any actual or potential unfunded liabilities (other than liabilities accruing after Closing) with respect to any of the Arrow Employee Plans.

3.18    Environmental Matters. To the Knowledge of Arrow, since January 1, 2013, Arrow and OTI have complied in all material respects with all applicable Environmental Laws, which compliance includes the possession by Arrow or OTI, as applicable, of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where such failure to comply would not reasonably be expected to have an Arrow Material Adverse Effect.

3.19    Insurance.

(a)    Arrow has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Arrow, OTI, and Merger Subs. Each of such insurance policies is in full force and effect and Arrow, OTI, and Merger Subs are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2013, neither Arrow nor any of its Subsidiaries has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Arrow or any of its Subsidiaries. All information provided to insurance carriers (in applications and otherwise) on behalf of Arrow and each of its Subsidiaries is accurate and complete. Arrow and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Arrow or any of its Subsidiaries, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Arrow or any of its Subsidiaries of its intent to do so.

(b)    Arrow has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Arrow, OTI, and Merger Subs as of the date of this Agreement (the “Existing Arrow D&O Policies”). Part 3.19(b) of the Arrow Disclosure Schedule accurately sets forth the most recent annual premiums paid by Arrow and OTI with respect to the Existing Arrow D&O Policies.

3.20    Transactions with Affiliates. Except as set forth in the Arrow SEC Documents filed prior to the date of this Agreement, since the date of Arrow’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Arrow pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21    No Financial Advisor. Other than MTS Health Partners, LP, except as set forth on Part 3.19 of the Arrow Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Arrow.

3.22    Valid Issuance. The Arrow Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23    Disclosure. To the Knowledge of Arrow, no representation or warranty made by Arrow in this Section 3, including the Arrow Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1    Operation of the Businesses Pending the Mergers.

(a)    Operation of Arrow’s Business. Except as set forth on Part 4.1(a) of the Arrow Disclosure Schedule or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Second Merger Effective Time (the “Pre-Closing Period”): (i) each of Arrow and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and, as reasonably deemed appropriate by the Arrow Board and with a view towards winding down its operations and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Arrow Material Contracts; (ii) each of Arrow and its Subsidiaries shall operate in a manner consistent with the Wind-Down Plan; (iii) each of Arrow and its Subsidiaries shall continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any and (iv) each of Arrow and its Subsidiaries shall continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable. Without limiting the foregoing and except (x) as expressly contemplated or permitted by this Agreement, (y) as set forth on Part 4.1(a) of the Arrow Disclosure Schedule or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Arrow shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Arrow Common Stock from terminated employees, directors or consultants of Arrow);

(ii)    except for contractual commitments in place at the time of this Agreement as listed in Part 4.1(a)(ii) of the Arrow Disclosure Schedule, sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for Arrow Common Stock issued upon the valid exercise of outstanding Arrow Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)    amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split (other than the Arrow Reverse Stock Split) or similar transaction except as related to the Contemplated Transactions;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)    lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vi)    (A) adopt, establish or enter into any Arrow Employee Plan; (B) cause or permit any Arrow Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code; (C) other than in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, officers, directors or consultants; or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, provided, that, Arrow may pay those severance and retention payments owed under existing Arrow Employee Plans scheduled on Part 3.17(m) of the Arrow Disclosure Schedule to its current employees in connection with their termination of employment;

(vii)    enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except as set forth in the Wind-Down Plan;

(ix)    in each case for purposes of this clause (ix), other than as required by law, make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    enter into, amend or terminate any Arrow Material Contract;

(xi)    (A) materially change pricing or royalties or other payments set or charged by Arrow or any of its Subsidiaries to its customers or licensees, (B) agree to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Arrow or any of its Subsidiaries, or (C) as of the date of this Agreement, materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Arrow or any of its Subsidiaries;

(xii)    enter into any Arrow Contract relating to, arising from, or in connection with licensing, sub-licensing, or other similar arrangements concerning the Arrow IP Rights;

(xiii)    authorize any expenditures (other than Third Party Expenses in connection with the transactions contemplated by this Agreement and the preparation, filing and mailing of the Proxy Statement/Prospectus and all matters reasonably related thereto) in excess of $10,000 individually or $25,000 in the aggregate outside the Ordinary Course of Business except as set forth in the Wind-Down Plan;

(xiv)    execute or enter into any letter of intent or any Arrow Contract contemplating or otherwise relating to any Apatorsen Transaction; or

(xv)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Arrow prior to the Second Merger Effective Time. Prior to the Second Merger Effective Time, Arrow shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(b)    Operation of the Company’s Business. Except as set forth on Part 4.1(b) of the Company Disclosure Schedule or unless Arrow shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of the Company and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Company Material Contracts; and (ii) each of the Company and its Subsidiaries shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or its Subsidiaries; (iii) each of the Company and its Subsidiaries shall continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; and (iv) each of the Company and its Subsidiaries shall continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable. Without limiting the foregoing and except (x) as expressly contemplated or permitted by this Agreement, (y) as set forth on Part 4.1(b) of the Company Disclosure Schedule, or (z) with the prior written consent of Arrow (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)    amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)    sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security; (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)    lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vi)    (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended other than as required by law; (C) other than in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or consultants; or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)    enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix)    in each case for purposes of this clause (ix), other than as required by law, make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    except as contemplated by Section 6.5 of this Agreement, enter into, amend or terminate any Company Material Contract;

(xi)    (A) materially change pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees, (B) agree to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, or (C) as of the date of this Agreement, materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(xii)    enter into any Company Contract relating to, arising from, or in connection with licensing, sub-licensing, or other similar arrangements concerning the Company IP Rights;

(xiii)    authorize any expenditures (other than Company Transaction Expenses or Third Party Expenses in connection with the preparation, filing and mailing of the Proxy Statement/Prospectus and all matters reasonably related thereto) in excess of $10,000 individually or $25,000 in the aggregate outside the Ordinary Course of Business; or

(xiv)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Arrow, directly or indirectly, the right to control or direct the operations of the Company prior to the Second Merger Effective Time. Prior to the Second Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2    Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either Arrow or the Company pursuant to this Section 4.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Any access granted by either Arrow or the Company shall be subject to its reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

4.3    No Solicitation.

(a)    Each of Arrow and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of Representatives to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate any Acquisition Proposal; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party); provided, however, that, notwithstanding anything contained in this Section 4.3(a), (x) prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company and its Subsidiaries and Representatives may and (y) prior to the adoption and approval of this Agreement by the Required Arrow Stockholder Vote, Arrow and its Representatives may, furnish information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person that did not result from a breach of this Section 4.3, which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisor, and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) at least one Business Day prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (B) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement and (C) substantially contemporaneously with furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.3 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by such Party for purposes of this Agreement.

(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least one Business Day’s written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

4.4    Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Arrow, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against, relating to, involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becoming aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) any failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8, as applicable, impossible or materially less likely. No notification given to a Party pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or Arrow Disclosure Schedule for purposes of Section 8.1 or Section 7.1, as appropriate.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Registration Statement.

(a)    As promptly as practicable after the date of this Agreement, the Parties shall prepare and Arrow shall cause to be filed with the SEC the Proxy Statement/Prospectus and Arrow, with cooperation by the Company, shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Arrow covenants and agrees that the Proxy Statement/Prospectus, including any pro forma financial statements included therein, and the letter to stockholders, notice of meeting and form of proxy included therewith, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Arrow makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Arrow’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Arrow, Merger Subs or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, as the case may be, then such Party shall promptly inform the other Parties and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Arrow stockholders.

(b)    Prior to the Second Merger Effective Time, Arrow shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Arrow Common Stock to be issued in the Mergers (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to this Agreement; provided, however, that Arrow shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c)    The Company shall reasonably cooperate with Arrow and provide, and require its Representatives to provide, Arrow and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by law to be included in the Registration Statement or reasonably requested from the Company to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Arrow a letter of the Company’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Arrow), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.2    Company Stockholder Written Consent.

(a)    Promptly after the date hereof (and in any no event later than 24 hours from the effectiveness of the Registration Statement), the Company shall obtain the approval by written consent, in the form attached hereto as Exhibit D, from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting this Agreement and approving the Contemplated Transactions and (ii) acknowledging that the approval given thereby is irrevocable (the “Company Stockholder Written Consent”).

(b)    The Company agrees that, subject to Section 5.2(c): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Arrow, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Arrow shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Arrow if, but only if the Company Board determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided that Arrow receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least two Business Days in advance of the Company Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Arrow.

5.3    Arrow Stockholders’ Meeting.

(a)    Arrow shall use commercially reasonable efforts to take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Arrow Common Stock to vote on the issuance of Arrow Common Stock in the First Merger (such meeting, the “Arrow Stockholders’ Meeting”). The Arrow Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Arrow shall take reasonable measures to ensure that all proxies solicited in connection with the Arrow Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)    Arrow agrees that, subject to Section 5.3(c): (i) the Arrow Board shall recommend that the holders of Arrow Common Stock vote to approve the issuance of Arrow Common Stock in the First Merger; (ii) the Arrow Board shall recommend that the holders of Arrow Common Stock vote to approve a proposal to effectuate the Arrow Reverse Stock Split; (iii) the Proxy Statement/Prospectus shall include a statement that the Arrow Board recommends that Arrow’s stockholders vote to approve the issuance of Arrow Common Stock in the First Merger (the recommendation of the Arrow Board that Arrow’s stockholders vote to approve the issuance of Arrow Common Stock in the First Merger and the Arrow Reverse Stock Split being referred to as the “Arrow Board Recommendation”) and (vi) the Arrow Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Arrow Board or any committee thereof to withdraw or modify the Arrow Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Arrow Common Stock in the First Merger by the stockholders of Arrow by the Required Arrow Stockholder Vote, the Arrow Board may withhold, amend, withdraw or modify the Arrow Board Recommendation in a manner adverse to the Company if, but only if the Arrow Board determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that, in connection with an Acquisition Proposal, the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided that the Company receives written notice from Arrow confirming that the Arrow Board has determined to change its recommendation at least two Business Days in advance of the Arrow Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

(d)    Nothing contained in this Agreement shall prohibit the Arrow Board from taking and disclosing to the Arrow Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, Item 1012 of Regulation M-A or otherwise complying with the provisions of Rule 14d-9 or Item 1012 under the Exchange Act; provided, however, that none of the following shall be deemed to be a Change of Arrow Board Recommendation: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal and/or (iii) an express reaffirmation of the Arrow Board Recommendation.

5.4    Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Mergers and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Mergers under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Arrow shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5    SEC Filings. Arrow shall continue to prepare and file with the SEC its quarterly reports on Form 10-Q, its annual report on Form 10-K and any reports on Form 8-K on a timely basis.

5.6    Arrow Options. Prior to the Closing, the Arrow Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Arrow Option, whether vested or unvested, shall continue in accordance with its terms without amendment, cancellation or retirement.

5.7    Employee Benefits. Arrow and the Company shall cause Arrow to comply with terms of any employment, severance, retention, change of control, or similar agreement specified on Part 3.17(c) of the Arrow Disclosure Schedule as being applicable to this Section 5.7, subject to the provisions of such agreements, including the maintenance of COBRA insurance for Arrow’s former officers and employees. In addition to the foregoing, the Company and Arrow shall use reasonable best efforts and take any action reasonably necessary to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including under all employment, severance and termination agreements, other compensation arrangements and benefit plans) on any individual that is regarded as a “disqualified individual” with respect to Arrow or the Company, as the case may be, (as such term is defined in proposed Treasury Regulation Section 1.280G-1).

5.8    Indemnification of Officers and Directors.

(a)    From the First Merger Effective Time through the sixth anniversary of the date on which the First Merger Effective Time occurs, each of Arrow and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Second Merger Effective Time, (i) a director or officer of Arrow, OTI, the Company or its Subsidiaries, respectively or (ii) a covered person under an existing Arrow agreement which provides for similar indemnification obligations (collectively, the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Arrow, OTI, the Company or its Subsidiaries, or was otherwise providing services to Arrow, OTI, the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the First Merger Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Arrow and the Surviving Corporation, jointly and severally, upon receipt by Arrow or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The certificate of incorporation and bylaws of each of Arrow, the Initial Surviving Corporation and the Surviving Corporation shall contain, and Arrow shall cause the certificate of incorporation and bylaws of the Initial Surviving Corporation and the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnified Parties than are presently set forth in the certificate of incorporation and bylaws of Arrow and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the First Merger Effective Time in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(c)    The Company shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Arrow may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable).

(d)    Arrow shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Arrow.

(e)    In addition, Arrow shall purchase, prior to the Closing Date, following consultation with, and subject to the approval of, the Company (such approval not to be unreasonably withheld), a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Arrow’s existing directors’ and officers’ insurance policies and Arrow’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Arrow’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer Arrow by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby or in connection with Arrow’s initial public offering of shares of Arrow Common Stock).

(f)    Arrow shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.8 in connection with their enforcement of their rights provided in this Section 5.8.

(g)    The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h)    In the event Arrow, the Initial Surviving Corporation or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Arrow, the Initial Surviving Corporation or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Arrow shall cause the Initial Surviving Corporation or the Surviving Corporation to perform all of the obligations of the Initial Surviving Corporation or the Surviving Corporation under this Section 5.8.

5.9    Additional Agreements.

(a)    Subject to Section 5.9(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Mergers and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.9(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Mergers and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Mergers or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Mergers or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)    Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Mergers or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.10    Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Mergers or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing (such approval not to be unreasonable conditioned, withheld or delayed) or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Arrow may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Arrow in compliance with this Section 5.10.

5.11    Listing. Arrow shall use its reasonable best efforts to maintain its existing listing on NASDAQ, to obtain approval of the listing of the combined company on NASDAQ and to cause the shares of Arrow Common Stock being issued in the Mergers to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the First Merger Effective Time. Arrow shall notify and provide copies of (if applicable) to the Company, within 48 hours of receipt, any notice from NASDAQ with respect to a potential, proposed, or actual delisting or suspension of the Arrow Common Stock on NASDAQ. Arrow shall (a) respond as promptly as is practicable to any inquiries, hearings or requests received from NASDAQ for additional information or documentation in connection with maintaining the listing of the Arrow Common Stock on NASDAQ and all other related matters and (b) provide copies of all such documents from NASDAQ or prepared and submitted to NASDAQ by Arrow to the Company under clause (a).

5.12    Tax Matters.

(a)    The Parties shall use their respective reasonable best efforts to cause the First Merger, taken together with the Second Merger, to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the First Merger, taken together with the Second Merger, from qualifying, for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no Party shall be required to agree to any such amendment). The Parties shall report the Mergers and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification. No Party shall take any action, or allow any affiliate to take any action, that would reasonably be expected to prevent any of the foregoing.

(b)    If there is a determination within the meaning of Section 1313(a) of the Code that the First Merger, taken together with the Second Merger, does not qualify as a reorganization described in Section 368(a) of the Code, then the parties to this Agreement intend that, for federal income tax purposes that the First Merger was a qualified stock purchase within the meaning of Section 338 of the Code and the Second Merger qualified as a liquidation described in Section 332 of the Code.

(c)    The Buyer Parties covenant that none of the Buyer Parties nor any of their affiliates or a “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)(4)) with respect to the Buyer Parties (a “Related Tax Person”), nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which the Buyer Parties or a Related Tax Person is treated for federal income tax purposes as owning a direct or indirect interest, will, in connection with any of the transactions provided for herein (as determined for purposes of Treasury Regulations Section 1.368-1(e)), redeem or otherwise acquire any of the shares of Arrow Common Stock transferred in connection with such transactions if such action would cause the First Merger taken together with the Second Merger to fail to qualify as a reorganization described in Section 368(a) of the Code. This Section 5.12(c) does not restrict, and may not be construed as restricting, any actions of the Buyer Parties or any Related Tax Person that are undertaken at least 24 months after the Closing; provided, however, that such Buyer Parties or Related Tax Person does not enter into a plan or enter into a binding commitment to take such action within 24 months of the Closing Date.

(d)    This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Mergers as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(e)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed on the Company stockholders in connection with the transfer of such stockholders’ Company Capital Stock pursuant to this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company’s stockholders when due, and such stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by any Legal Requirements. The Company’s stockholders shall provide Arrow with (i) evidence reasonably satisfactory to Arrow that such Transfer Taxes have been paid by such stockholders and (ii) a clearance certificate or similar documents which may be required by any Tax authority to relieve Arrow of any obligation to withhold any portion of the payments to the Company’s stockholders pursuant to this Agreement.

5.13    Legends. Arrow shall be entitled to place appropriate legends on the certificates evidencing any shares of Arrow Common Stock to be received in the Mergers by equityholders of the Company who may be considered “affiliates” of Arrow for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Arrow Common Stock.

5.14    Directors and Officers. Arrow shall take all action necessary to cause the persons identified on Schedule 5.14 to be appointed as executive officers of Arrow as set forth in Schedule 5.14, effective upon the Closing. Additionally, effective as of the Closing, Arrow shall take all action necessary to cause (i) the number of members of the Arrow Board to be fixed at seven (7) directors, (ii) three (3) individuals identified by Arrow (who are set forth on Schedule 5.14), two (2) of whom are to be independent under the applicable SEC rules and the criteria established by NASDAQ and who are reasonably acceptable to the Company, to be appointed to the Arrow Board, and (iii) four (4) individuals identified by the Company (two (2) of whom are set forth on Schedule 5.14) and two (2) of whom are to be independent under the applicable SEC rules and the criteria established by NASDAQ and who are reasonably acceptable to Arrow, to be appointed to the Arrow Board (the directors appointed pursuant to this Section 5.14 are referred to as the “Selected Directors”). Arrow shall take all action necessary to obtain the resignations of the directors of Arrow other than the Selected Directors, such resignations to be effective as of the Closing.

5.15    Director and Officer Matters. Prior to the First Merger Effective Time, Arrow shall take all such steps as may be required to cause any acquisitions of Arrow Common Stock resulting from the Mergers by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Arrow to be exempt under Rule 16b-3 under the Exchange Act.

5.16    CVR Distribution. Prior to the First Merger Effective Time, Arrow shall take all such steps as may be required to distribute the CVRs.

5.17    Shelf Registration. Arrow shall use its reasonable best efforts to maintain the effectiveness of its existing shelf registration statement on Form S-3, File No. 333-207670, through the Closing.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Mergers illegal.

6.3    Stockholder Approval. This Agreement, the Mergers and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Company Stockholder Vote, and the issuance of the Arrow Common Stock in the Mergers and the Mergers shall have been duly approved by the Required Arrow Stockholder Vote.

6.4    Listing. The existing shares of Arrow Common Stock shall have been continually listed on NASDAQ as of and from the date of this Agreement through the Closing Date, the approval of the listing of the additional shares of Arrow Common Stock on NASDAQ shall have been obtained and the shares of Arrow Common Stock to be issued in the Mergers shall be approved for listing (subject to official notice of issuance) on NASDAQ as of the Second Merger Effective Time.

6.5    Amendment of Certain Agreements. The agreements set forth on Schedule 6.5 shall have been amended to the reasonable satisfaction of the Parties in the manner set forth on Schedule 6.5.

6.6    No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Mergers; (b) relating to the Mergers and seeking to obtain from Arrow, Merger Subs or the Company any damages or other relief that may be material to Arrow or the Company; (c) that would materially and adversely affect the right or ability of Arrow or the Company to own the assets or operate the business of Arrow or the Company; or (d) seeking to compel Arrow, the Company or any of its Subsidiary to dispose of or hold separate any material assets as a result of the Mergers.

6.7    Arrow Reverse Stock Split. The Arrow Reverse Stock Split shall have been completed to the reasonable satisfaction of the Company.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ARROW AND MERGER SUBS

The obligations of Arrow and Merger Subs to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Arrow, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). Each of the Company IP Representations shall have been true and correct in all material respects (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such Company IP Representations are specifically made as of a particular date, in which case such Company IP Representations shall have been true and correct in all material respects as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for such inaccuracies which are de minimis, individually or in the aggregate and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations, the Company IP Representations, and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date). For the sake of clarity, it is understood that, for purposes of determining the accuracy of the representations and warranties of the Company, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2    Performance of Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Second Merger Effective Time.

7.3    [Intentionally omitted.]

7.4    Agreements and Other Documents. Arrow shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied; and

(b)    certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, and certified charter documents.

7.5    Lock-up Agreements. Arrow shall have received a copy of a Lock-up Agreement, substantially in the form attached hereto as Exhibit E (the “Lock-up Agreement”) duly executed by each of the Persons listed on Schedule 7.5 hereto, each of which shall be in full force and effect.

7.6    CVR Agreement. Arrow shall have received a copy of the CVR Agreement duly executed by the Company and the Rights Agent (as defined therein), which shall be in full force and effect.

7.7    No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Arrow, would result in an outcome that is material and adverse to Arrow, the Company, or the Surviving Corporation, which Legal Proceeding: (a) challenges or seeks to restrain or prohibit the consummation of the Mergers or any of the other Contemplated Transactions; (b) relates to the Mergers or any of the other Contemplated Transactions and seeks to obtain from Arrow, the Company, or the Surviving Corporation, any damages or other relief that may be material to Arrow, the Company, or the Surviving Corporation, as applicable; or (c) would materially and adversely affect the right or ability of Arrow to own the assets or operate the business of the Company.

7.8    FIRPTA Certificate. Arrow shall have received from the Company a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Arrow along with written authorization for Arrow to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

7.9    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.10    Closing Date Allocation Schedule. Arrow shall have received from the Company the Company Allocation Schedule which will be accurate and complete in all respects as of the Closing with respect to the number of Company Shares owned by each holder of Company Capital Stock and the number of shares of Arrow Common Stock to be issued to such holder pursuant to the terms of this Agreement upon the Closing.

7.11    Financial Certificate. Arrow shall have received from the Company the Closing Financial Certificate, which will be accurate and complete in all respects as of the Closing.

7.12    Company Liabilities. The liabilities of the Company, other than Company Transaction Expenses, as set forth on the Closing Financial Certificate shall not be more than $1,200,000, which liabilities may be fully discharged in connection with the First Merger Effective Time without prior consent of or notice to the applicable creditor, and without any pre-payment penalty or other similar payment.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. Each of the Arrow Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). Each of the Arrow IP Representations shall have been true and correct in all material respects (without giving effect to any references therein to any Arrow Material Adverse Effect or other materiality qualifications) on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such Arrow IP Representations are specifically made as of a particular date, in which case such Arrow IP Representations shall have been true and correct in all material respects as of such date). The Arrow Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for such inaccuracies which are de minimis, individually or in the aggregate and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date. The representations and warranties of Arrow and Merger Subs contained in this Agreement (other than the Arrow Fundamental Representations, the Arrow IP Representations, and the Arrow Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Arrow Material Adverse Effect (without giving effect to any references therein to any Arrow Material Adverse Effect or other materiality qualifications), or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date). For the sake of clarity, it is understood that, for purposes of determining the accuracy of the representations and warranties of Arrow, any update of or modification to the Arrow Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2    Performance of Covenants. Arrow and Merger Subs shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants to be performed or complied with by each of them under this Agreement at or prior to the Second Merger Effective Time.

8.3    Lock-up Agreements. The Company shall have received a copy of a Lock-up Agreement duly executed by each of the Persons listed on Schedule 8.3 hereto, each of which shall be in full force and effect.

8.4    No Other Proceedings. There shall not be pending any Legal Proceeding relating to the Mergers or any of the other Contemplated Transactions which, in the reasonable judgment of the Company, would result in an outcome that is material and adverse to the Company, the Surviving Corporation or Arrow which Legal Proceeding: (a) challenges or seeks to restrain or prohibit the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeks to obtain from Arrow, the Surviving Corporation, or the Company, any damages or other relief that would reasonably be likely to be material to the Surviving Corporation, the Company, or Arrow, as applicable; or (c) would materially and adversely affect the right or ability of Arrow to own the assets or operate the business of the Company following the Closing (any, “Material Litigation”); provided, however, that Material Litigation shall not include any suit, claim, request for relief or proceeding brought by any current or former shareholder of Arrow, either on their own behalf, on behalf of a class or derivatively, for breach of fiduciary duty, or state or federal securities or disclosures laws, relating to the Mergers or the Contemplated Transactions.

8.5    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer and Chief Financial Officer of Arrow confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied;

(b)    certificates of good standing of each of Arrow and Merger Subs in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors (or sole member, as applicable) authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Arrow and Merger Subs hereunder;

(c)    written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Arrow who are not to continue as officers or directors of Arrow pursuant to Section 5.14 hereof; and

(d)    general releases in forms reasonably satisfactory to the Company, effective as of the Closing executed by the officers and directors of Arrow who are not to continue as officers or directors of Arrow pursuant to Section 5.14 hereof.

8.6    Arrow Releases. Arrow for the benefit of itself and its Subsidiaries, including the Surviving Corporation, shall have received general releases in a form reasonably acceptable to Arrow and the Company from each of the individuals listed on Schedule 8.6 from any further rights to receive any compensation or other benefits or other form of payment under any written or oral agreement or arrangement, other than as expressly set forth on Part 8.6 of the Arrow Disclosure Schedule.

8.7    No Arrow Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Arrow Material Adverse Effect that is continuing.

Section 9. TERMINATION

9.1    Termination. This Agreement may be terminated prior to the First Merger Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Mergers and issuance of Arrow Common Stock in the Mergers by Arrow’s stockholders, unless otherwise specified below):

(a)    by mutual written consent of Arrow and the Company duly authorized by the Boards of Directors of Arrow and the Company;

(b)    by either Arrow or the Company if the Mergers shall not have been consummated by July 31, 2017; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Arrow or Merger Subs, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the waiting period under the HSR Act has not expired, or a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by such date, then either the Company or Arrow shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 days;

(c)    by either Arrow or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

(d)    by Arrow if the Required Company Stockholder Vote shall not have been obtained within 24 hours of the effectiveness of the Registration Statement; provided, however, that once the Required Company Stockholder Vote has been obtained, Arrow may not terminate this Agreement pursuant to this Section 9.1(d);

(e)    by either Arrow or the Company if (i) the Arrow Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Arrow’s stockholders shall have taken a final vote on the Mergers and the issuance of shares of Arrow Common Stock in the Mergers and (ii) the Mergers or the issuance of Arrow Common Stock in the Mergers shall not have been approved at the Arrow Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Arrow Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Arrow where the failure to obtain the Required Arrow Stockholder Vote shall have been caused by the action or failure to act of Arrow and such action or failure to act constitutes a material breach by Arrow of this Agreement;

(f)    by the Company (at any time prior to the approval of the Mergers and the issuance of Arrow Common Stock in the Mergers by the Required Arrow Stockholder Vote) if an Arrow Triggering Event shall have occurred;

(g)    by Arrow (at any time prior to the adoption of this Agreement and the approval of the Mergers by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Arrow or Merger Subs set forth in this Agreement, or if any representation or warranty of Arrow or Merger Subs shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate provided that if such inaccuracy in Arrow’s, Merger Sub 1’s, or Merger Sub 2’s representations and warranties or breach by Arrow or Merger Subs is curable by Arrow or Merger Subs, respectively, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Arrow or Merger Subs to the Company of such breach or inaccuracy and (ii) Arrow or Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Arrow or Merger Subs is cured prior to such termination becoming effective); provided, however, that, for the sake of clarity, it being understood that breaches of any of the covenants set forth in Section 4.3(a) (a “Section 4.3(a) Breach”) by Arrow shall not be curable; or

(i)    by Arrow, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Arrow of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); provided, however, that, for the sake of clarity, it being understood that a Section 4.3(a) Breach by the Company shall not be curable.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a) or pursuant to a Section 4.3(a) Breach) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Mergers is consummated; provided, however, subject to the terms and conditions of that certain letter agreement between Arrow and the Company dated November 23, 2016 (the “Reimbursement Letter”), Arrow shall be responsible for the Expense Reimbursement, which shall be paid by Arrow by wire transfer of same-day funds within ten Business Days following delivery to Arrow, its Affiliates or its Representatives of an invoice by the Company or its Representatives setting forth the amounts to be reimbursed in accordance with the terms of the Reimbursement Letter; provided, further, that Arrow shall pay all fees and expenses, including attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act, any foreign antitrust Legal Requirement, and under the rules and regulations of NASDAQ, including, such fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC, applicable to this Agreement and the Contemplated Transactions. The payment of the Expense Reimbursement shall not relieve Arrow of any obligation to pay any termination fees (if applicable) or Third Party Expenses pursuant to this Section 9.3 (if applicable), each of which, for the sake of clarity, are separate obligations and are not subject to the cap set forth in the Reimbursement Letter.

(b)    (i) If this Agreement is terminated by Arrow or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(f), and (A) at any time before the Arrow Stockholders’ Meeting an Acquisition Proposal with respect to Arrow shall have been publicly announced, disclosed or otherwise communicated to the Arrow Board (and shall not have been withdrawn) and (B) in the event this Agreement is terminated pursuant Section 9.1(e), within 12 months after the date of such termination, Arrow enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Arrow shall pay to the Company, within ten Business Days after termination (or, if applicable, concurrent with entry into a definitive agreement or the consummation of a transaction), a nonrefundable fee in an amount equal to $500,000, in addition to any amount payable to the Company pursuant to Section 9.3(c);

(ii)    If this Agreement is terminated by Arrow pursuant to Section 9.1(d) or (g), then the Company shall pay to Arrow, within ten Business Days after termination (or, if applicable, concurrent with entry into a definitive agreement or the consummation of a transaction), a nonrefundable fee in an amount equal to $500,000 in addition to any amount payable to Arrow pursuant to Sections 9.3(c);

(iii)    If this Agreement is terminated by Arrow due to a Section 4.3(a) Breach by the Company, then the Company shall pay to Arrow within ten Business Days of the termination, a non-refundable amount equal to $1,000,000, in addition to any amount payable to Arrow pursuant to Section 9.3(c); or

(iv)    If this Agreement is terminated by the Company due to a Section 4.3(a) Breach by Arrow, then Arrow shall pay to the Company within ten Business Days of the termination, a non-refundable amount equal to $1,000,000, in addition to any amount payable to the Company pursuant to Section 9.3(c).

(c)    (i) If this Agreement is terminated by Arrow pursuant to Sections 9.1(d), (g), or (i), the Company shall reimburse Arrow for all reasonable fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (such expenses, collectively, the “Third Party Expenses”) incurred by Arrow up to a maximum of $500,000, by wire transfer of same-day funds within ten Business Days following the date on which Arrow submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Arrow except for reasonably documented out-of-pocket expenses otherwise reimbursable by Arrow to such financial advisor pursuant to the terms of Arrow’s engagement letter or similar arrangement with such financial advisor.

(ii)    If this Agreement is terminated by the Company pursuant to Section 9.1(f) or (h), then Arrow shall reimburse the Company for all Third Party Expenses incurred by the Company up to a maximum of $500,000 (which amount includes the Expense Reimbursement), by wire transfer of same-day funds within ten Business Days following the date on which the Company submits to Arrow true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisor pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisor.

(d)    If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or (c), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)    The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Arrow or the Company be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 and Section 10.11, each of the Parties and their respective affiliates (as that term is used in Rule 145 under the Securities Act) shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Mergers and the other Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10. MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Arrow and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Merger Effective Time, and only the covenants that by their terms survive the First Merger Effective Time and this Section 10 shall survive the First Merger Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Subs and Arrow at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of issuance of shares of Arrow Common Stock in the First Merger by Arrow’s stockholders); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Subs and Arrow.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) agrees that such court will be deemed to be a convenient forum, and (e) irrevocably waives the right to trial by jury.

10.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, email to the address set forth below or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address, email address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to Arrow or Merger Subs:

OncoGenex Pharmaceuticals, Inc.

19820 North Creek Parkway, Suite 201

Bothell, WA 98011

Telephone: (425) 686-1500

Attention: Chief Executive Officer

Email:

with a copy to (which shall not constitute notice):

Fenwick & West LLP

1191 2nd Avenue, 10th Floor

Seattle, Washington 98101

Telephone: (206) 389-4510

Fax: (206) 389-4511

Attention: Alan Smith

Email: acsmith@fenwick.com

if to the Company:

Achieve Life Science, Inc.

30 Sunnyside Avenue

Mill Valley, California 94941

Telephone: (415) 670-9050

Attention: Chief Executive Officer

Email:

with a copy to (which shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Telephone: (650) 320-1830

Fax: (650) 320-1930

Attention: Rob R. Carlson

Email: robcarlson@paulhastings.com

10.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intent of the Parties with regards to the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    The use of the word “or” shall not be exclusive.

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)    The Parties agree that the Company Disclosure Schedule or Arrow Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively. The disclosures in any part or subpart of the Company Disclosure Schedule or the Arrow Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)    Reference to any agreement, document or instrument means such agreement, document or instrument, as well as all addenda, exhibits, schedules or amendments thereto, in each case as amended, modified or restated and in effect from time to time in accordance with the terms thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ONCOGENEX PHARMACEUTICALS, INC.

By:	/s/ Scott Cormack
Name:	Scott Cormack
Title:	President and Chief Executive Officer

ASH ACQUISITION SUB, INC.

By:	/s/ Scott Cormack
Name:	Scott Cormack
Title:	Chief Executive Officer

ASH ACQUISITION SUB 2, INC.

By:	/s/ Scott Cormack
Name:	Scott Cormack
Title:	Chief Executive Officer

ACHIEVE LIFE SCIENCE, INC.

By:	/s/ Richard Stewart
Name:	Richard Stewart
Title:	Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

a) For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or Arrow, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its “affiliates” (as that term is used in Rule 145 under the Securities Act), on the one hand, or by or on behalf of Arrow or any of its “affiliates” (as that term is used in Rule 145 under the Securities Act), on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c)    any liquidation or dissolution of a Party.

Notwithstanding the foregoing, with respect to Arrow, in no event shall a term sheet for a Partnering Agreement (as such term is defined in the CVR Agreement) or a Partnering Agreement (each, an “Apatorsen Transaction”) be deemed an Acquisition Transaction.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Arrow Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Arrow within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Arrow Associate” shall mean any current or former employee, independent contractor, officer or director of Arrow or any Arrow Affiliate.

“Arrow Board” shall mean the board of directors of Arrow.

“Arrow Capitalization Representations” shall mean the representations and warranties of Arrow and Merger Subs set forth in the first sentence of Section 3.6(a) and Section 3.6(d).

“Arrow Closing Price” means the volume weighted average trading price of a share of Arrow Common Stock on NASDAQ for the five trading days ending the trading day immediately prior to the date upon which the First Merger becomes effective.

“Arrow Common Stock” shall mean the Common Stock, $0.001 par value per share, of Arrow.

“Arrow Contract” shall mean any Contract: (a) to which Arrow or OTI is a party; (b) by which Arrow, OTI or any Arrow IP Rights or any other asset of Arrow or OTI is or may become bound or under which Arrow or OTI has, or may become subject to, any obligation; or (c) under which Arrow or OTI has or may acquire any right or interest.

“Arrow Fundamental Representations” shall mean the representations and warranties of Arrow and Merger Subs set forth in Sections 3.1(a), 3.1(b), 3.3, 3.4, and 3.21.

“Arrow IP Representations” shall mean the representations and warranties of Arrow and Merger Subs set forth in Section 3.12.

“Arrow IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by Arrow or its Subsidiaries that is necessary or used in the business of Arrow and its Subsidiaries as presently conducted.

“Arrow IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Intellectual Property owned, licensed, or controlled by Arrow or its Subsidiaries.

“Arrow Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Arrow Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on: the business, financial condition, assets, liabilities or results of operations of Arrow, OTI and Merger Subs, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been an Arrow Material Adverse Effect: (a) the existence of actual litigation itself (but for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of a fiduciary duty relating to this Agreement, (b) the termination, sublease or assignment of Arrow’s facility lease, or failure to do the foregoing, (c) any Effect resulting from the announcement or pendency of the Mergers or the Contemplated Transactions, (d) any change in the stock price or trading volume of Arrow (provided that, subject to the provisions of this definition, the underlying causes of such changes or failures may be considered in determining whether there has been or would reasonably be expected to be an Arrow Material Adverse Effect), (e) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (f) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (g) any Effect in general economic or political conditions or in the industries in which Arrow operates (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on Arrow, taken as a whole, relative to other Persons in similar businesses).

“Arrow Options” shall mean options or other rights to purchase shares of Arrow Common Stock issued by Arrow.

“Arrow Registered IP” shall mean all Arrow IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Arrow Reverse Stock Split” shall mean a reverse stock split of Arrow Common Stock not to exceed a combination of 10 for 1 that the Arrow Board (in consultation with the Company Board) determines is necessary or advisable in order for the Arrow Common Stock to satisfy one or more of the requirements for qualifying the Arrow Common Stock for quotation on NASDAQ and in compliance with the terms of this Agreement, the Mergers and the Contemplated Transactions.

“Arrow Triggering Event” shall be deemed to have occurred if: (a) Arrow shall have failed to include in the Registration Statement the Arrow Board Recommendation; (b) the Arrow Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) Arrow shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.3); or (d) Arrow or any director or officer of Arrow shall have willfully and intentionally breached the provisions set forth in Section 4.3 of the Agreement.

“Arrow Unaudited Interim Balance Sheet” shall mean the unaudited balance sheet of Arrow as of September 30, 2016, included in Arrow’s Report on Form 10-Q for the fiscal quarter ended September 30, 2016, as filed with the SEC.

“Business Day” shall mean any day other than a day on which banks in the State of New York or the State of California are authorized or obligated to be closed.

“Buyer Parties” means Arrow, OTI, Merger Sub 1, and Merger Sub 2.

“Closing Financial Certificate” shall mean a certificate executed by the chief executive officer of the Company dated as of the Closing Date, certifying, as of the Closing, the Company’s balance sheet prepared in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Board” shall mean the board of directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock.

“Company Capitalization Representations” shall mean the representations and warranties of the Company set forth in the first sentence of Section 2.6(a), and Section 2.6(d).

“Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Equity Awards” shall mean options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Fully-Diluted Shares” shall mean the total number of issued Company Shares as of the date hereof plus the total number of shares of Company Common Stock issuable upon the exercise of all issued and outstanding Company Equity Awards as of the date hereof.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b), 2.3, 2.4, and 2.20.

“Company Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2016 provided to Arrow prior to the date of this Agreement.

“Company IP Representations” shall mean the representations and warranties of the Company set forth in Section 2.12.

“Company IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary or used in the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any the Company IP Rights.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any rejection by a Governmental Body of a registration or filing by the Company relating to the Company IP Rights; (b) any Effect resulting from the announcement or pendency of the Mergers or the Contemplated Transactions; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (e) any Effect in general economic or political conditions or in the industries in which the Company operates.

“Company Registered IP” shall mean all Company IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Transaction Expenses” shall mean the sum of (i) the cash cost of any unpaid change of control payments or severance payments that are or become due to any employee of the Company in connection with the consummation of the Contemplated Transactions, (ii) the cash cost of any accrued and unpaid retention payments due to any employee of the Company as of the Closing Date and (iii) any remaining unpaid fees and expenses as of such date for which the Company is liable incurred by the Company in connection with this Agreement and the Contemplated Transactions or otherwise.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Information Statement the Company Board Recommendation; (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.3); or (d) the Company or any director or officer agent of the Company shall have willfully and intentionally breached the provisions set forth in Section 4.3 of the Agreement.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated February 19, 2016, between the Company and Arrow.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Mergers and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the First Merger Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL, in connection with the First Merger.

“Effect” shall mean any effect, change, event, circumstance, or development.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean 4,242.8904; provided, that, to the extent (i) the total Company Fully-Diluted Shares as of the First Effective Time (expressed on an as-converted to Company Common Stock basis) is greater or less than the Company Fully-Diluted Shares as of the date hereof or (ii) the total number of issued and outstanding shares of Arrow Common Stock (the “Arrow Outstanding Shares”) as of the First Effective Time is greater or less than the Arrow Outstanding Shares as of the date hereof, the Exchange Ratio shall be decreased or increased, as applicable, such that, immediately following the Effective Time, (a) 25% of the outstanding shares of Common Stock of Arrow shall be held by the Persons who were holders of Arrow Common Stock immediately prior to the First Effective Time and (b) 75% of the outstanding shares of Common Stock of Arrow shall be held by the Persons who were holders of Company Common Stock immediately prior to the First Effective Time.

“Expense Reimbursement” shall mean any reimbursement to the Company and its Affiliates pursuant to the Reimbursement Letter.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including NASDAQ).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Statement” shall mean the information statement to be sent to the Company’s stockholders in connection with the approval of this Agreement and the Mergers.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or not, including such rights in and to: (a) United States, foreign and international patents (including all reissues, divisions, provisionals, continuations, continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, and other patent rights, (b) trademarks, service marks, trade names, business names, brand names, trade dress, logos and other source identifiers together with all goodwill associated therewith, including registrations and applications for registration and renewals thereof (collectively, “Trademarks”), (c) copyrights, works of authorship (whether or not copyrightable), designs, design registrations, database rights, including registrations and applications for registration and renewals thereof, and (d) trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any such trade secrets derive economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”).

“Key Employee” shall mean, with respect to the Company or Arrow, an executive officer or any employee that reports directly to the board of directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility or following reasonable investigation of the subject matter presented. Any Person that is an Entity shall have Knowledge if any officer of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or the Financial Industry Regulatory Authority).

“Merger Sub 1 Board” shall mean the board of directors of Merger Sub 1.

“Merger Sub 2 Board” shall mean the board of directors of Merger Sub 2.

“Multiemployer Plan” shall mean (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” shall mean (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” shall mean The NASDAQ Capital Market.

“Ordinary Course of Business” shall mean, in the case of each of the Company and Arrow, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, in the case of Arrow, “Ordinary Course of Business” shall also include any actions set forth in the Wind-Down Plan.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” shall mean the Company, Merger Sub 1, Merger Sub 2, OTI and Arrow.

“Permitted Encumbrance” shall mean: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Interim Balance Sheet or the Arrow Unaudited Interim Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Arrow, as applicable.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean (a) a natural person’s name, street address, telephone number, e-mail address, photograph, Social Security number or tax identification number, driver’s license number, passport number, credit card number, bank information uniquely associated with such natural person, or customer or account number, biometric identifiers (including without limitation video or photographic images, fingerprints, and voice biometric data relating to individuals), health-related information or data uniquely associated with such natural person, or any other piece of information that allows the location of, identification of, or contact with a specific natural person; (b) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” or “personal information” under any applicable Legal Requirement; and (c) any information that is uniquely associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Proxy Statement” shall mean the proxy statement to be sent to Arrow’s stockholders in connection with the Arrow Stockholders’ Meeting.

“Registration Statement” shall mean the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Arrow Common Stock) to be filed with the SEC by Arrow registering the public offering and sale of Arrow Common Stock to some or all holders of Company Capital Stock in the First Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than 50% of the voting power of the outstanding securities of a Party or owning or exclusively licensing tangible or intangible assets representing more than 50% of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Arrow Board or the Company Board, as applicable, determines in good faith, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisor, if any: (x) is reasonably likely to be more favorable, from a financial point of view, to Arrow’s stockholders or the Company’s stockholders, as applicable, than the terms of the Mergers; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, escheat, environmental, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Act” shall mean the Income Tax Act (Canada), as amended or supplemented from time to time.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Wind-Down Plan” shall mean the written plan set forth on Schedule B, for the wind-down of certain operations of Arrow and its Subsidiaries.

b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	3.17(q)
Agreement	Exhibit A
Acquisition Inquiry	Exhibit A
Acquisition Proposal	Exhibit A
Acquisition Transaction	Exhibit A
Apatorsen Transaction	Exhibit A
Arrow	Preamble
Arrow Affiliate	Exhibit A
Arrow Associate	Exhibit A
Arrow Board	Exhibit A
Arrow Board Recommendation	5.3(b)
Arrow Capitalization Representations	Exhibit A
Arrow Closing Price	Exhibit A
Arrow Common Stock	Exhibit A
Arrow Contract	Exhibit A
Arrow Disclosure Schedule	3
Arrow Employee Plan	3.17(e)
Arrow Fundamental Representations	Exhibit A
Arrow IP Representations	Exhibit A
Arrow IP Rights	Exhibit A
Arrow IP Rights Agreement	Exhibit A
Arrow Material Adverse Effect	Exhibit A
Arrow Material Contract	3.13
Arrow Options	Exhibit A
Arrow Permits	3.14(b)
Arrow Product Candidates	3.14(d)
Arrow Real Estate Leases	3.11
Arrow Registered IP
Arrow Regulatory Permits	3.14(d)
Arrow Reverse Stock Split	Exhibit A
Arrow SEC Documents	3.7(a)
Arrow Stock Plans	3.6(b)
Arrow Stockholders’ Meeting	5.3(a)
Arrow Stockholder Support Agreements	Recitals

Term	Section
Arrow Triggering Event	Exhibit A
Arrow Unaudited Interim Balance Sheet	Exhibit A
Business Day	Exhibit A
Buyer Parties	Exhibit A
Capitalization Date	3.6(a)
Certifications	3.7(a)
Closing	1.4
Closing Date	1.4
COBRA	Exhibit A
Code	Exhibit A
Company	Preamble
Company 409A Plan	2.17(p)
Company Affiliate	Exhibit A
Company Allocation Schedule	1.12(b)
Company Associate	Exhibit A
Company Board	Exhibit A
Company Board Recommendation	5.2(b)
Company Capital Stock	Exhibit A
Company Capitalization Representations	Exhibit A
Company Common Stock	Exhibit A
Company Contract	Exhibit A
Company Disclosure Schedule	2
Company Employee Plan	2.17(e)
Company Equity Awards	Exhibit A
Company Financials	2.7(a)
Company Fully-Diluted Shares	Exhibit A
Company Fundamental Representations	Exhibit A
Company Interim Balance Sheet	Exhibit A
Company IP Representations	Exhibit A
Company IP Rights	Exhibit A
Company IP Rights Agreement	Exhibit A
Company Material Adverse Effect	Exhibit A
Company Material Contract	2.13
Company Permits	2.14(b)
Company Product Candidates	2.14(d)
Company Real Estate Leases	2.11
Company Registered IP	Exhibit A
Company Regulatory Permits	2.14(d)
Company Stock Certificate	1.11
Company Stockholder Support Agreements	Recitals
Company Stockholder Written Consent	5.2(a)
Company Transaction Expenses	Exhibit A
Company Triggering Event	Exhibit A
Confidentiality Agreement	Exhibit A
Consent	Exhibit A
Contemplated Transactions	Exhibit A
Contract	Exhibit A
CVR Agreement	Recitals
D&O Indemnified Parties	5.8(a)

Term	Section
Dissenting Shares	Exhibit A
DGCL	Exhibit A
Drug Regulatory Agency	2.14(c)
Effect	Exhibit A
EMA	2.14(c)
Encumbrance	Exhibit A
Enforceability Exceptions	Exhibit A
Entity	Exhibit A
Environmental Law	Exhibit A
ERISA	Exhibit A
Exchange Act	Exhibit A
Exchange Agent	1.12(a)
Exchange Fund	1.12(a)
Exchange Ratio	Exhibit A
Existing Company D&O Policies	2.19(b)
Existing Arrow D&O Policies	3.19(b)
Expense Reimbursement	Exhibit A
FDA	2.14(c)
FDCA	2.14(c)
First Certificate of Merger	1.4
First Merger	Recitals
First Merger Effective Time	1.4
GAAP	2.7(a)
Governmental Authority	Exhibit A
Governmental Authorization	Exhibit A
Governmental Body	Exhibit A
Hazardous Materials	Exhibit A
HSR Act	Exhibit A
Information Statement	Exhibit A
Initial Surviving Corporation	Recitals
Intellectual Property	Exhibit A
Intended Tax Treatment	Recitals
Key Employee	Exhibit A
Knowledge	Exhibit A
Legal Proceeding	Exhibit A
Legal Requirement	Exhibit A
Liability	3.9
Lock-up Agreement	7.5
Material Litigation	8.4
Merger Sub 1	Preamble
Merger Sub 1 Board	Exhibit A
Merger Sub 1 Common Stock	1.9(d)
Merger Sub 2	Preamble
Merger Sub 2 Board	Exhibit A
Merger Subs	Preamble
Mergers	Recitals
Multiemployer Plan	Exhibit A
Multiple Employer Plan	Exhibit A
NASDAQ	Exhibit A

Term	Section
Ordinary Course of Business	Exhibit A
Organizational Documents	Exhibit A
OTI	3.1(a)
Parties	Exhibit A
Party	Exhibit A
Permitted Encumbrance	Exhibit A
Person	Exhibit A
Personal Data	Exhibit A
Pre-Closing Period	4.1(a)
Proxy Statement	Exhibit A
Registration Statement	Exhibit A
Reimbursement Letter	9.3(a)
Related Tax Person	5.12(c)
Representatives	Exhibit A
Required Company Stockholder Vote	2.4
Required Arrow Stockholder Vote	3.4
Sarbanes-Oxley Act	Exhibit A
SEC	Exhibit A
Second Certificate of Merger	1.4
Second Merger	Recitals
Second Merger Effective Time	1.4
Section 4.3(a) Breach	9.1(h)
Securities Act	Exhibit A
Selected Directors	5.14
Subsequent Transaction	Exhibit A
Subsidiary	Exhibit A
Superior Offer	Exhibit A
Surviving Corporation	Recitals
Tax	Exhibit A
Tax Act	Exhibit A
Tax Return	Exhibit A
Third Party Expenses	9.3(c)
Transfer Taxes	5.12(e)
Treasury Regulations	Exhibit A
Wind-Down Plan	Exhibit A